Exhibit 10.1

EXECUTION VERSION

364-DAY BRIDGE TERM LOAN AGREEMENT

dated as of October 26, 2018

by and among

CVS HEALTH CORPORATION

the Lenders Party Hereto

GOLDMAN SACHS BANK USA

and

BANK OF AMERICA, N.A.,

as Co-Syndication Agents

and

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS BANK PLC,

GOLDMAN SACHS BANK USA

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers

BARCLAYS BANK PLC,

GOLDMAN SACHS BANK USA

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Bookrunners

i

ii

SCHEDULE I	PRICING SCHEDULE

EXHIBIT A	LIST OF COMMITMENTS
EXHIBIT B	FORM OF NOTE
EXHIBIT C	FORM OF BORROWING REQUEST
EXHIBIT D-1	FORM OF OPINION OF COUNSEL TO THE BORROWER
EXHIBIT D-2	FORM OF OPINION OF SHEARMAN & STERLING LLP, COUNSEL TO THE BORROWER
EXHIBIT E	FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT F	FORM OF SOLVENCY CERTIFICATE

iii

364-DAY BRIDGE TERM LOAN AGREEMENT

This 364-DAY BRIDGE TERM LOAN AGREEMENT, dated as of October 26, 2018, by and among CVS HEALTH CORPORATION, a Delaware corporation (the “Borrower”), the lenders party hereto from time to time (each a “Lender” and, collectively, the “Lenders”) and BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower and the Lenders are party to the Commitment Letter; and

WHEREAS, in accordance with the terms of the Commitment Letter, the commitments in respect of the Bridge Facility have previously been reduced by $45,000,000,000, such that on and as of the date of this Agreement the aggregate principal amount of the commitments in respect of the Bridge Facility is $4,000,000,000.

NOW THEREFORE, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

SECTION 1.01. Definitions. When used in any Loan Document (as defined below), each of the following terms shall have the meaning ascribed thereto unless the context otherwise specifically requires:

“ABR Loans”: the Loans, or any portions thereof, at such time as they (or such portions) are made or are being maintained at a rate of interest based upon the Alternate Base Rate.

“Accumulated Funding Deficiency”: as defined in Section 304 of ERISA.

“Acquisition”: with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever, of (a) stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a consolidated subsidiary of such Person or otherwise under the control of such Person, or (b) any business, going concern or division or segment thereof, or all or substantially all of the assets thereof; provided, that no redemption, retirement, purchase or acquisition by any Person of the stock or other equity securities of such Person shall be deemed to constitute an Acquisition.

“Acquisition Indebtedness”: unsecured indebtedness in an aggregate principal amount not exceeding $49,000,000,000, issued or borrowed by the Borrower for the purpose of financing the Aetna Acquisition (including all of the transaction costs, fees, commissions and expenses in connection therewith) and which is redeemable or prepayable if the Aetna Acquisition is not consummated.

“Acquisition Notes”: the Floating Rate Notes due 2020, 3.125% Senior Notes due 2020, Floating Rate Notes due 2021, 3.350% Senior Notes due 2021, 3.700% Senior Notes due 2023, 4.100% Senior Notes due 2025, 4.300% Senior Notes due 2028, 4.780% Senior Notes due 2038 and 5.050% Senior Notes due 2048, in each case, issued by the Borrower on March 9, 2018.

“Administrative Agent”: as defined in the preamble.

“Administrative Agent’s Office”: the Administrative Agent’s address and, as appropriate, account as set forth in Section 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Aetna 2018 Notes”: Aetna’s 1.70% Senior Notes due 2018.

“Aetna 2019 Notes”: Aetna’s 2.20% Senior Notes due 2019.

“Aetna”: Aetna Inc., a Pennsylvania corporation.

“Aetna Acquisition”: the acquisition by the Borrower, through Merger Sub, of all of the equity interests in Aetna pursuant to the Merger Agreement.

“Aetna Existing Indebtedness”: as defined in Section 7.01.

“Affected Loan”: as defined in Section 3.08(b).

“Affiliate”: with respect to any Person at any time and from time to time, any other Person (other than a wholly-owned subsidiary of such Person) which, at such time (a) controls such Person, (b) is controlled by such Person or (c) is under common control with such Person. The term “control”, as used in this definition with respect to any Person, means the power, whether direct or indirect through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Aggregate Commitment Amount”: at any time, the sum of the Commitment Amounts of the Lenders at such time under this Agreement. The Aggregate Commitment Amount on the Effective Date is $4,000,000,000.

“Aggregate Loan Amount”: at any time, the sum of the principal amount of the Loans of the Lenders at such time under this Agreement.

“Agreement”: this 364-Day Bridge Term Loan Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Alternate Base Rate”: for any day, a fluctuating rate per annum equal to the greatest of (a) the rate last quoted by The Wall Street Journal as the “prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum published by the Federal Reserve Board as the “bank prime loan” rate or, if such rate is no longer quoted, any similar release by the Federal Reserve Board; (b) the sum of (i) 1/2 of 1% per annum and (ii) the Federal Funds Effective Rate in effect on such day; and (c) the sum of (i) 1% per annum and (i) the LIBO Rate in effect at approximately 11:00 a.m., London time, on such day (or if such day is not a Eurodollar Business Day the immediately preceding Eurodollar Business Day) for an Interest Period of one month. The Alternate Base Rate shall change as and when the greatest of the foregoing rates shall change. Any change in the Alternate Base Rate shall become effective as of the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.08(b) or (c) hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate”: the percentage rate per annum which is applicable at such time by reference to the then applicable Pricing Level under the caption “Applicable Commitment Fee Rate” as set forth in the Pricing Schedule.

“Applicable Margin”: means, for any Type of Loan at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Type by reference to the then applicable Pricing Level under the caption “Applicable Margin” as set forth in the Pricing Schedule.

“Approved Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”: the sale or other disposition of any property to third parties (including the sale of Equity Interests of a Subsidiary to third parties or any equity issuance to third parties by a Subsidiary) of the Borrower or any of its Subsidiaries (excluding Aetna and its subsidiaries prior to the Closing Date), including any condemnation or other taking of any such property, except Excluded Asset Sales.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Authorized Officer” means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified in writing to the Administrative Agent and the Lenders pursuant to Section 5.01(c) or any successor thereto.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Barclays”: as defined in the preamble.

“BNY Mellon”: The Bank of New York Mellon.

“BofA”: Bank of America, N.A.

“Borrower 2018 Notes”: the Borrower’s 1.900% Senior Notes due 2018 and the Borrower’s 2.25% Senior Notes due 2018.

“Borrower 2019 Notes”: the Borrower’s 2.250% Senior Notes due 2019.

“Borrower”: as defined in the preamble.

“Borrower Materials”: as defined in Section 6.07.

“Borrowing”: a borrowing consisting of Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Date”: any Domestic Business Day or Eurodollar Business Day, as the case may be, on which the Lenders shall make Loans pursuant to a Borrowing Request.

“Borrowing Request”: a request for Loans in substantially the form of Exhibit C.

“Bridge Facility”: the Borrower’s senior unsecured 364-day term loan facility evidenced by the Commitment Letter and superseded by this Agreement to the extent and in accordance with the provisions of the Commitment Letter.

“Co-Syndication Agents”: each of Goldman Sachs and BofA.

“Change of Control”: any of the following:

(a) any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), (i) shall have or acquire beneficial ownership of securities having 35% or more of the ordinary voting power of the Borrower or (ii) shall possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Borrower, whether through the ownership of voting securities, by contract or otherwise; or

(b) the Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower then in office.

“Closing Date”: the date on which the conditions specified in Section 5.02 are satisfied (or waived by the Initial Arrangers in accordance with Section 10.01).

“Commitment”: as to each Lender, its commitment to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding equal to the amount set forth opposite such Lender’s name on Exhibit A, as such commitment may be reduced or adjusted in accordance with this Agreement. The initial amount of each Lender’s Commitment is set forth on Exhibit A or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment. As of the Effective Date, the aggregate principal amount of the Commitments is $4,000,000,000.

“Commitment Amount”: at any time and with respect to any Lender, the amount set forth adjacent to such Lender’s name under the heading “Commitment Amount” in Exhibit A at such time or, in the event that such Lender is not listed on Exhibit A, the “Commitment Amount” which such Lender shall have assumed from another Lender in accordance with Section 10.07 on or prior to such time, as the same may be adjusted from time to time pursuant to Section 2.04 and Section 10.07.

“Commitment Fees”: as defined in Section 3.11(a).

“Commitment Letter”: the commitment letter, dated December 3, 2017 (together with all exhibits, schedules and annexes thereto), among the Borrower, Barclays, Goldman Sachs, Goldman Sachs Lending Partners LLC, BofA and MLPFS and the other Persons party thereto, as amended by the Joinder Agreement.

“Commitment Termination Date”: as defined in Section 2.04(b).

“Compensatory Interest Payment”: as defined in Section 3.04(c).

“Consolidated”: the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP.

“Contingent Obligation”: as to any Person (the “secondary obligor”), any obligation of such secondary obligor (a) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or (b) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof, and (v) in respect of the Indebtedness of any partnership in which such secondary obligor is a general partner, except to the extent that such Indebtedness of such partnership is nonrecourse to such secondary obligor and its separate Property; provided, that the term “Contingent Obligation” shall not include the indorsement of instruments for deposit or collection in the ordinary course of business.

“Continuing Director”: any member of the board of directors of the Borrower (a) who is a member of that board of directors on the Closing Date, (b) who was nominated for election by the board of directors a majority of whom were directors on the Closing Date or (c) whose election or nomination for election was approved by one or more of such directors.

“Control Person”: as defined in Section 3.06.

“Convert”, “Conversion” and “Converted”: each, a reference to a conversion pursuant to Section 3.03 of one Type of Loan into the other Type of Loan.

“Costs”: as defined in Section 3.06.

“Credit Parties”: the Administrative Agent, the Lenders and, solely for purposes of Section 10.05 and Section 10.10, the Joint Lead Arrangers and the Co-Syndication Agents.

“Debt Ratings”: as of any date of determination, the public rating as determined by S&P or Moody’s, as the case may be, of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

“Debt Issuance”: the incurrence of Indebtedness for borrowed money (including hybrid securities and debt securities convertible into equity), in each case, by the Borrower or any of its Subsidiaries, except Excluded Debt (and without duplication of the amount of any Qualifying Term Loan Facility which has been applied to reduce the Commitments pursuant to Section 2.05(b)(ii)).

“Default”: any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within one Domestic Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on the Initial Arrangers’ determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) failed, one Domestic Business Days after written request by the Administrative Agent (based on the reasonable belief that it may not fulfill its funding obligation), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided, that such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt by the Administrative Agent of such confirmation, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Domestic Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) becomes or is insolvent or has a parent company that has become or is insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) becomes, or has a parent company that becomes, the subject of a Bail-in Action, provided, that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Lender.

“Disposition”: with respect to any Person, any sale, assignment, transfer or other disposition by such Person by any means, of:

(a) the stock of, or other equity interests of, any other Person,

(b) any business, operating entity, division or segment thereof, or

(c) any other Property of such Person, other than (i) the sale of inventory (other than in connection with bulk transfers), (ii) the disposition of equipment and (iii) the sale of cash investments.

“Disqualified Institutions”: those Persons that are (a) competitors of the Borrower or its Subsidiaries or Aetna or its subsidiaries, identified in writing by the Borrower to the Administrative Agent from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest hereunder that is otherwise an Eligible Assignee, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations), (b) such other Persons identified in writing by the Borrower to the Administrative Agent prior to the Effective Date and (c) Affiliates of the Persons identified pursuant to clause (a) or (b) that are either clearly identifiable by name or identified in writing by the Borrower to the Administrative Agent.

“Dividend Restrictions”: as defined in Section 7.07.

“Dollar” or “$”: lawful currency of the United States of America.

“Domestic Business Day”: any day other than a Saturday, Sunday or a day which in New York City is a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close.

“Duration Fees”: as defined in Section 3.11(b).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: the date on which the conditions specified in Section 5.01 are satisfied (or waived by the Initial Arrangers in accordance with Section 10.01).

“Eligible Assignee”: a Person that is a permitted assignee under Section 10.07(b) that has received the consent of each party whose consent is required under Section 10.07(b).

“Employee Benefit Plan”: an employee benefit plan, within the meaning of Section 3(3) of ERISA, maintained, sponsored or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate.

“End Date”: December 3, 2018 (provided, that, to the extent the “End Date” under Section 10.01(b)(i) of the Merger Agreement (as in effect on December 3, 2017) is extended (x) to March 3, 2019, the End Date shall automatically be extended to March 3, 2019, and thereafter (y) to June 3, 2019, the End Date shall automatically be extended to June 3, 2019).

“Environmental Laws”: all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability”: as to any Person, any statutory, common law or equitable liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, sampling or remediation, fines, penalties or indemnities), of such Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, discharge or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Consideration”: the issuance of common stock, options, units and/or Equity Interests of the Borrower to Aetna shareholders as consideration for the Aetna Acquisition and/or to the holders of Aetna equity incentive awards as provided in the Merger Agreement.

“Equity Interests”: issued shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance”: the issuance of any Equity Interest of the Borrower to any Person except (a) pursuant to any employee stock plans, director stock plans, employee compensation plans, non-employee director equity compensation plans, other benefit plans or similar arrangements or any direct and dividend reinvestment plan (or contributed to any pension plan) or upon the conversion or exercise of outstanding options or other equity awards, (b) the Equity Consideration and (c) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by Persons other than the Borrower or its Subsidiaries under applicable Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate”: when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Internal Revenue Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Internal Revenue Code or, solely with respect to the applicable provisions of the Internal Revenue Code, Section 414(m) or (o) of the Internal Revenue Code, of which the Borrower or any Subsidiary is a member.

“ERISA Event”: (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Internal Revenue Code or Sections 303, 304 or 305 of ERISA; (c) the filing pursuant to the Internal Revenue Code or ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Borrower, any Subsidiary or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any Subsidiary or an ERISA Affiliate; (e) the receipt by the Borrower, any Subsidiary or an ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the incurrence by the Borrower, any Subsidiary or an ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) any limits under Section 436 of the Internal Revenue Code become applicable; or (h) any failure to make any payment required by Section 430(j) of the Internal Revenue Code.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Business Day”: any Domestic Business Day, other than a Domestic Business Day on which banks are not open for dealings in Dollar deposits in the interbank Eurodollar market.

“Eurodollar Loans”: a portion of the Loans selected by the Borrower to bear interest during an Interest Period selected by the Borrower at a rate per annum based upon a Eurodollar Rate determined with reference to such Interest Period, all pursuant to and in accordance with Section 2.01 or Section 3.03.

“Eurodollar Rate”: with respect to any Eurodollar Loan or any ABR Loan, to the extent such ABR Loan is based on the Eurodollar Rate, for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Event of Default”: any of the events specified in Section 8.01, provided, that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

“Excluded Asset Sale”: (a) any sale or other disposition of Property (including, for the avoidance of doubt, inventory) in the ordinary course of business, (b) any sale leaseback by the Borrower or its Subsidiaries, (c) the sale or other disposition of Property as part of any factoring arrangement, (d) the sale or other disposition of Property as part of any leasing transaction, (e) (i) dispositions of Property by the Borrower’s foreign Subsidiaries to the extent that repatriation of the proceeds of such dispositions is not permitted by applicable laws and regulations or would result in material adverse tax consequences (as reasonably determined by the Borrower) or (ii) any casualty or condemnation event in respect of Property of the Borrower or its Subsidiaries (including proceeds from the sale of stock of any Subsidiary of the Borrower) to the extent the repatriation of the proceeds of such casualty or condemnation event is not permitted by applicable laws and regulations or would result in material adverse tax consequences (as reasonably determined by the Borrower), (f) dispositions by any Insurance Subsidiary to the extent that the upstreaming of the proceeds of such disposition to the Borrower is not permitted by applicable insurance laws or regulations or would result in material adverse tax consequences (as reasonably determined by the Borrower), (g) the sale or other disposition of the assets and businesses relating to (i) the Borrower’s business known as “RxCrossroads” and (ii) Aetna’s standalone Medicare Part D prescription drug plans, (h) the sale of Equity Interests to the Borrower or any of its Subsidiaries or any equity issuance to the Borrower or any of its Subsidiaries, (i) the issuance of any Equity Interest by the Borrower and (j) any sale or other disposition of assets the Net Cash Proceeds of which do not exceed $100,000,000.

“Excluded Debt”: (a) commercial paper issued by the Borrower, (b) ordinary course letter of credit facilities, (c) factoring arrangements or seller lending financing activities, (d) credit extensions under the Existing Revolving Credit Facilities, in each case, including any amendment, extension, refinancing and/or replacement thereof and having an aggregate principal amount of commitments thereunder not in excess of the aggregate amount of existing commitments in effect on the date of this Agreement, (e) any funded Indebtedness under a Qualifying Term Loan Facility up to the amount by which the Commitments have been previously reduced by the committed amount of such Qualifying Term Loan Facility, (f) intercompany Indebtedness between the Borrower and/or its Subsidiaries, (g) Indebtedness incurred for the refinancing or replacement of the Existing Notes up to the amount of the aggregate principal amount of the Existing Notes in effect on December 3, 2017, (h) capital leases, financial leases and Indebtedness issued in connection with credit tenant leases, (i) ordinary course purchase money Indebtedness, equipment financings and similar obligations, (j) Indebtedness incurred in connection with sale leasebacks by the Borrower or its Subsidiaries, (k) overdraft protection, short term working capital facilities, hedging and cash management arrangements, (l) working capital facilities of foreign Subsidiaries of the Borrower and ordinary course local credit facilities of foreign Subsidiaries of the Borrower, (m) ordinary course Indebtedness of any Insurance Subsidiary to the extent that the upstreaming of the proceeds of such Indebtedness to the Borrower is not permitted by applicable insurance laws or regulations, (n) any funded Indebtedness under the Term Loan Agreement, (o) the Acquisition Notes, and (p) other Indebtedness (other than Indebtedness incurred in connection with financing the Transactions) in an aggregate principal amount of up to $500,000,000.

“Excluded Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes, in each case, (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or that are Other Connection Taxes, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.12), any withholding Tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.10, or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Regulatory Change, except for a Regulatory Change relating to the implementation of FATCA) to comply with Section 3.10 and (d) any Taxes imposed under FATCA.

“Existing 2015 Credit Agreement”: the Credit Agreement, dated as of July 1, 2015, by and among the Borrower, the lenders party thereto from time to time and BNY Mellon, as administrative agent, as amended by Amendment No. 1 to Credit Agreement, dated as of December 15, 2017, Amendment No. 2 to Credit Agreement, dated as of May 17, 2018, and as may be further amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing 364-Day Credit Agreement”: the 364-Day Credit Agreement, dated as of May 17, 2018, by and among the Borrower, the lenders party thereto from time to time and BNY Mellon, as administrative agent, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Five Year Credit Agreement”: the Five Year Credit Agreement, dated as of May 18, 2017, by and among the Borrower, the lenders party thereto from time to time and BNY Mellon, as administrative agent, as amended by Amendment No. 1 to Five Year Credit Agreement, dated as of December 15, 2017, Amendment No. 2 to Five Year Credit Agreement, dated as of May 17, 2018, and as may be further amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing 2018 Credit Agreement”: the Five Year Credit Agreement, dated as of May 17, 2018, by and among the Borrower, the lenders party thereto from time to time and BNY Mellon, as administrative agent, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Notes”: the Aetna 2018 Notes, Aetna 2019 Notes, Borrower 2018 Notes and Borrower 2019 Notes, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Revolving Credit Facilities”: the Existing 364-Day Credit Agreement, the Existing 2015 Credit Agreement, the Existing Five Year Credit Agreement and the Existing 2018 Credit Agreement, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“FATCA”: Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any applicable intergovernmental agreements with respect thereto, and any treaty, law, regulations, or other official guidance enacted in any other jurisdiction relating to such intergovernmental agreement.

“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s (or, if such day is not a Domestic Business Day, the immediately preceding Domestic Business Day) federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Domestic Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Domestic Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter”: the Bridge Facility Fee Letter, dated as of December 3, 2017, among the Borrower and Barclays, Goldman Sachs, Goldman Sachs Lending Partners LLC, MLPFS and BofA.

“Fees”: as defined in Section 3.02(a).

“Financial Statements”: as defined in Section 4.13.

“Foreign Lender”: any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied; provided, however, that the accounting for operating leases and financing or capital leases under GAAP as in effect on the Effective Date (including, without limitation, Accounting Standards Codification 840) shall apply for determining compliance with the provisions of this Agreement.

“Goldman Sachs”: Goldman Sachs Bank USA.

“Governmental Authority”: any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court, arbitrator, regulatory body or central bank (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials”: all ignitable, explosive, reactive, corrosive or radioactive substances or wastes and all hazardous or toxic materials, substances, chemicals, wastes or other pollutants, including but not limited to petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes, hazardous biological agents, hazardous pharmaceutical substances and all other materials, substances, chemicals, wastes, contaminants or pollutants of any nature that are now or hereafter regulated pursuant to any Environmental Law, or are now or hereafter defined, listed or classified as a hazardous or toxic material, substance, chemical, waste, contaminant or pollutant in any Environmental Law.

“Highest Lawful Rate”: as to any Lender, the maximum rate of interest, if any, which at any time or from time to time may be contracted for, taken, charged or received on the Loans or the Notes or which may be owing to such Lender pursuant to this Agreement under the laws applicable to such Lender and this Agreement.

“Impacted Interest Period”: has the meaning assigned to it in the definition of “LIBO Rate”.

“Indebtedness”: as to any Person at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) indebtedness with respect to any conditional sale or other title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit (excluding for purposes of Section 7.01 and Section 7.09 letters of credit obtained in the ordinary course of business by the Borrower or any Subsidiary) issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer thereof in respect of such issuer’s payment of such drafts, (e) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on a balance sheet of such Person, (f) all indebtedness described in (a) - (e) above secured by any Lien on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual Liens arising in the ordinary course of business), and (g) Contingent Obligations in respect of any indebtedness described in items (a) - (f) above; provided, that, for purposes of this definition, Indebtedness shall not include Intercompany Debt and obligations in respect of interest rate caps, collars, exchanges, swaps or other, similar agreements.

“Indemnified Amount”: as defined in Section 10.10(b).

“Indemnified Liabilities”: as defined in Section 10.05.

“Indemnified Person”: as defined in Section 10.10(a).

“Indemnified Taxes”: Taxes other than Excluded Taxes and Other Taxes.

“Information”: as defined in Section 10.14(b).

“Initial Arrangers”: Barclays, Goldman Sachs and MLPFS.

“Insurance Subsidiary”: any Subsidiary subject to regulation by the commissioner of insurance, the commissioner of health or any equivalent Governmental Authority in any applicable jurisdiction.

“Intangible Assets”: at any date, the value, as shown on the most recent Consolidated balance sheet of the Borrower and the Subsidiaries as at the end of the fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, of: (a) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles, (b) organizational and development costs, (c) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized), and (d) unamortized debt discount and expense, less unamortized premium.

“Intercompany Debt”: (a) Indebtedness of the Borrower to one or more of the Subsidiaries of the Borrower and (d) Indebtedness of one or more of the Subsidiaries of the Borrower to the Borrower or any one or more of the other Subsidiaries of the Borrower.

“Intercompany Disposition”: a Disposition by the Borrower or any of the Subsidiaries of the Borrower to the Borrower or to any of the other Subsidiaries of the Borrower.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after such ABR Loan is made or any Eurodollar Loan is converted to an ABR Loan, (b) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period of one, two or three months or (if agreed by all Lenders) less than one month, the last day of such Interest Period, and (c) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period greater than three months or 90 days, as the case may be, the last day of the third month or the 90th day, as the case may be, of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on any Eurodollar Business Day selected by the Borrower in accordance with Section 2.02 or Section 3.03 and ending one, two, three or six months thereafter (or, if agreed by all Lenders, less than one month thereafter or twelve months thereafter), as selected by the Borrower in accordance with either one of such Sections, subject to the following:

(a) if any Interest Period would otherwise end on a day which is not a Eurodollar Business Day, such Interest Period shall be extended to the immediately succeeding Eurodollar Business Day unless the result of such extension would be to carry the end of such Interest Period into another calendar month, in which event such Interest Period shall end on the Eurodollar Business Day immediately preceding such day; and

(b) if any Interest Period (other than any Interest Period for less than one month) shall begin on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Eurodollar Business Day of the calendar month at the end of such Interest Period.

“Internal Revenue Code”: the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Interpolated Rate”: in relation to determining the applicable LIBO Screen Rate, the rate which results from interpolating on a linear basis between:

(a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) which is shorter than the Impacted Interest Period of the applicable Eurodollar Loan; and

(b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) which is longer than the Impacted Interest Period of such Eurodollar Loan,

each as of approximately 11:00 a.m. (London, England time) two Eurodollar Business Days prior to the commencement of such Interest Period; provided, that in the event either of the two foregoing LIBO Screen Rates is not available at such time, then the “Interpolated Rate” with respect to such Eurodollar Loan for such Interest Period shall be the average of rates at which Dollar deposits for a maturity comparable to such Interest Period are offered to major banks in the London interbank market by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period.

“Joinder Agreement”: the Joinder to Bridge Facility Commitment Letter, dated December 15, 2017, among the Borrower, certain Lenders party thereto and the Joint Lead Arrangers.

“Joint Bookrunners”: Barclays, Goldman Sachs and MLPFS.

“Joint Lead Arrangers”: Barclays, Goldman Sachs and MLPFS.

“Lender” and “Lenders”: as defined in the preamble.

“LIBO Rate”: for any Interest Period as to any Eurodollar Loan, (a) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or the applicable successor thereto if it is no longer making such rate available) (such page currently being the LIBOR01 page) (the “LIBO Screen Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time), two Eurodollar Business Days prior to the commencement of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available (an “Impacted Interest Period”), the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two Eurodollar Business Days prior to the commencement of such Interest Period; provided, that the Administrative Agent shall apply such approved rate of interest in a manner consistent with market practice, provided, however, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative, but in each case as applied to similarly situated borrowers as the Borrower; provided, that if LIBO Screen Rates are quoted under either of the preceding clauses (a) or (b), but there is no such quotation for the Interest Period elected, the LIBO Screen Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (a) or (b) is less than zero, the LIBO Rate will be deemed to be zero.

“LIBO Screen Rate”: has the meaning assigned to it in the definition of “LIBO Rate”.

“Lien”: any mortgage, pledge, hypothecation, assignment, lien, deposit arrangement, charge, encumbrance or other security arrangement or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents”: this Agreement and, upon the execution and delivery thereof, the Notes, if any.

“Loans”: the Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock”: any “margin stock”, as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Material Adverse”: with respect to any change or effect, a material adverse change in, or effect on, as the case may be, (a) the financial condition, operations, business, or Property of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the ability of the Administrative Agent or any Lender to enforce their respective rights under the Loan Documents.

“Maturity Date”: as applicable, the earlier of (a) the date that is 364 days after the Closing Date and (b) the date on which the maturity of the Loans is accelerated in accordance with the terms of Section 8.02.

“Merger Agreement”: the Agreement and Plan of Merger, dated as of December 3, 2017 among the Borrower, Merger Sub and Aetna, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Merger Sub”: Hudson Merger Sub Corp., a Pennsylvania corporation.

“MLPFS”: Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan”: a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:

(a) with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this paragraph (a), shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment, but only as and when actually received) actually received in respect of such Asset Sale, including property insurance or condemnation proceeds paid on account of any loss of or damage to, or any condemnation or other taking of, any property, net of (i) all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other fees and survey costs, title insurance premiums, and related search and recording charges, commissions, title and recording tax expenses and other fees and expenses incurred in connection therewith, (ii) all taxes (including withholding taxes) paid or reasonably estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, and (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); provided that such Net Cash Proceeds of any Asset Sale shall not include proceeds of any Asset Sale received to the extent reinvested (or committed to be reinvested) in other assets used or useful (or used to replace or repair damaged or destroyed assets) in the business of the Borrower or any of its Subsidiaries within nine months of actual receipt of such proceeds or, if so committed within such period, reinvested within 90 days after such nine month period; provided further that, Net Cash Proceeds received from Asset Sales by the Borrower and its Subsidiaries after the Closing Date shall not be required to be applied to prepay the Loans until such time as the aggregate amount of all such Net Cash Proceeds received after the Closing Date shall exceed $500,000,000; and

(b) with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds actually received (including in escrow to the extent the conditions to the availability thereunder are no more restrictive than the conditions precedent set forth in Section 5.02) in respect of such Equity Issuance or Debt Issuance, net of all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and other fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Net Tangible Assets”: at any date, the total assets as shown on the most recent Consolidated balance sheet of the Borrower and the Subsidiaries as at the end of the fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, less, without duplication (a) all current liabilities (due within one year) as shown on such balance sheet and (b) Intangible Assets and liabilities relating thereto.

“Net Tangible Assets Test”: as defined in Section 7.01.

“Note”: with respect to each Lender that has requested one in accordance with Section 2.06, a promissory note evidencing such Lender’s Loans payable to the order of such Lender or its registered assigns substantially in the form of Exhibit B.

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12).

“Participant”: as defined in Section 10.07(d).

“Participant Register”: as defined in Section 10.07(d).

“Patriot Act”: as defined in Section 10.20.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“Pension Plan”: at any time, any Employee Benefit Plan (including a Multiemployer Plan) subject to Section 302 of ERISA or Section 412 of the Internal Revenue Code, the funding requirements of which are, or at any time within the six years immediately preceding the time in question were, in whole or in part, the responsibility of the Borrower, any Subsidiary or an ERISA Affiliate.

“Person”: any individual, firm, partnership, limited liability company, joint venture, corporation, association, business trust, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of “ERISA Affiliate”, a trade or business.

“Platform”: as defined in Section 6.07.

“Pricing Level”: Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V or Pricing Level VI, as the case may be.

“Pricing Level I”: any time when the Debt Rating of the Borrower by (x) S&P is A or higher or (y) Moody’s is A2 or higher.

“Pricing Level II”: any time when (a) the Debt Rating of the Borrower by (x) S&P is A- or higher or (y) Moody’s is A3 or higher and (b) Pricing Level I does not apply.

“Pricing Level III”: any time when (a) the senior Debt Rating of the Borrower by (x) S&P is BBB+ or higher or (y) Moody’s is Baa1 or higher and (b) neither Pricing Level I nor Pricing Level II applies.

“Pricing Level IV”: any time when (a) the Debt Rating of the Borrower by (x) S&P is BBB or higher or (y) Moody’s is Baa2 or higher and (b) none of Pricing Level I, Pricing Level II or Pricing Level III applies.

“Pricing Level V”: any time when (a) the Debt Rating of the Borrower by (x) S&P is BBB- or higher or (y) Moody’s is Baa3 or higher and (b) none of Pricing Level I, Pricing Level II, Pricing Level III or Pricing Level IV applies.

“Pricing Level VI”: any time when (a) the Debt Rating of the Borrower by (x) S&P is BB+ or lower or (y) Moody’s is Ba1 or lower and (b) none of Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV or Pricing Level V applies.

“Pricing Schedule”: the pricing schedule set forth in Schedule I hereto.

“Proceeding”: as defined in Section 10.05.

“Prohibited Transaction”: a transaction that is prohibited under Section 4975 of the Internal Revenue Code or Section 406 of ERISA and not exempt under Section 4975 of the Internal Revenue Code, Section 408 of ERISA or any applicable administrative exemptions.

“Property”: in respect of any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

“PTE”: a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.

“Qualifying Term Loan Facility”: any committed but unfunded term loan or similar agreement, the conditions to availability of which are no more restrictive than the conditions precedent set forth in Section 5.02 (as reasonably determined by the Borrower), for the purpose of financing the Aetna Acquisition, but excluding the commitments of $5,000,000,000 pursuant to the Term Loan Agreement.

“Regulatory Change”: the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, in the case of each of clauses (i) and (ii), shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued, but only if any such requirements are generally applicable to (and for which reimbursement is generally being sought by the Lenders in respect of) credit transactions similar to this transaction from similarly situated borrowers (which are parties to credit or loan documentation containing a provision similar to this definition), as determined by the Lenders in their respective reasonable discretion.

“Register”: as defined in Section 10.07(c).

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replaced Lender”: as defined in Section 3.12.

“Replacement Lender”: as defined in Section 3.12.

“Required Lenders”: (a) at any time prior to the Commitment Termination Date or such earlier date as all of the Commitments shall have terminated or been terminated in accordance herewith, Lenders having Commitment Amounts greater than 50% of the Aggregate Commitment Amount at such time, and (b) at all other times, Lenders having Loans greater than 50% of the Aggregate Loan Amount at such time.

“Restricted Payment”: with respect to any Person, any of the following, whether direct or indirect: (a) the declaration or payment by such Person of any dividend or distribution on any class of stock of such Person, other than a dividend payable solely in shares of that class of stock to the holders of such class, (b) the declaration or payment by such Person of any distribution on any other type or class of equity interest or equity investment in such Person, and (c) any redemption, retirement, purchase or acquisition of, or sinking fund or other similar payment in respect of, any class of stock of, or other type or class of equity interest or equity investment in, such Person.

“Restrictive Agreement”: as defined in Section 7.07.

“S&P”: Standard & Poor’s Ratings Services, a subsidiary of McGraw Hill Financial, Inc., or any successor thereto.

“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC”: as defined in Section 5.02(d).

“Solvent”: means (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the Closing Date, would reasonably be expected to become an actual and matured liability.

“Specified Representations”: each of the representations and warranties made by the Borrower in Section 4.01(a)(i) (solely as it pertains to the Borrower), 4.02(a), 4.02(b)(ii), 4.03, 4.08 and 4.09(a), the last sentence of Section 4.14 and Section 4.15.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve System, as amended). Such reserve percentages shall include those imposed pursuant to said Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under said Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”: at any time and from time to time, any corporation, partnership, limited liability company, joint venture or other business entity of which the Borrower and/or any Subsidiary of the Borrower, directly or indirectly at such time, either (a) in respect of a corporation, owns or controls more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of a partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.

“Target Material Adverse Effect”: a material adverse effect on the financial condition, business or results of operations of Aetna and its Subsidiaries, taken as a whole; provided that no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Target Material Adverse Effect, or whether a Target Material Adverse Effect would reasonably be expected to occur: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting the health insurance or managed care industry (including the Medicare Advantage managed care industry) or any other industry in which Aetna or any of its Subsidiaries operate, (iii) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing shall not preclude the Borrower from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Target Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by Aetna or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of enrollments, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude the Borrower from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Target Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect), (vi) the execution and delivery of the Merger Agreement, the public announcement or the pendency of the Merger Agreement or the Merger, the taking of any action required or expressly contemplated by the Merger Agreement or the identity of, or any facts or circumstances relating to the Borrower or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Aetna or any of its Subsidiaries with Governmental Authorities, customers, Providers, suppliers, partners, officers or employees (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the Merger Agreement or the consummation of the transactions contemplated thereby), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority, (viii) any changes in GAAP, SAP or ASOPs (or authoritative interpretations thereof), (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of the Merger Agreement, (x) any taking of any action at the written request of or with the consent of the Borrower (it being understood and agreed that, with respect to any action taken with such consent, the foregoing shall not preclude the Borrower from asserting that any facts or occurrences resulting from such action that are not otherwise excluded from the definition of Target Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect), (xi) any reduction in the credit rating of Aetna or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude the Borrower from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Target Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (xiii) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Authority, in each case, whether such changes are applicable nationally or to only certain geographic areas, or (xiv) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to the Merger Agreement or the Merger, except in the case of each of clauses (i), (ii), (iv), (vii), (viii) or (xiii), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on Aetna and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which Aetna and its Subsidiaries operate (it being understood and agreed that any such disproportionate effect on Aetna and its Subsidiaries to the extent resulting from the greater concentration of the businesses of Aetna and its Subsidiaries in any particular industry or geography relative to other companies operating in the industries in which Aetna and its Subsidiaries operate shall not be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect). All capitalized terms used in this definition (other than “Aetna” and the “Borrower”) shall have the meaning assigned thereto in the Merger Agreement (as in effect on December 3, 2017).

“Target Representations”: such representations made by Aetna in the Merger Agreement as are material to the interests of the Lenders (but only to the extent that the breach of such representations would permit the Borrower or its applicable Subsidiary (taking into account any applicable cure provisions) to terminate the Borrower’s or such Subsidiary’s obligations under the Merger Agreement or to decline to close the Aetna Acquisition as a result of the breach of such representations in the Merger Agreement).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement”: the Term Loan Agreement, dated as of December 15, 2017, by and among the Borrower, the lenders party thereto and Barclays, as administrative agent, as amended by Amendment No. 1 to Term Loan Agreement, dated as of May 17, 2018, and as may be further amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Termination Event”: with respect to any Pension Plan, (a) an ERISA Event, (b) the termination of a Pension Plan under Section 4041(c) of ERISA, or the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, or the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA (except an amendment made after such Pension Plan satisfies the requirement for a standard termination under Section 4041(b) of ERISA), (c) the institution of proceedings by the PBGC to terminate a Pension Plan under Section 4042 of ERISA, or (d) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

“Total Capitalization”: at any date, the sum of the Borrower’s Consolidated Indebtedness and shareholders’ equity on such date, determined in accordance with GAAP.

“Transactions”: the consummation of the Aetna Acquisition, the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions in connection with the Aetna Acquisition, the use of proceeds thereof and the other transactions contemplated hereby and the payment of fees, commissions and expenses related thereto.

“Threshold Amount”: $250,000,000.

“Type”: with respect to any Loan, the characteristic of such Loan as a Borrowing of an ABR Loan or a Borrowing of a Eurodollar Loan, each of which constitutes a Type of Loan.

“Unqualified Amount”: as defined in Section 3.04(c).

“Upstream Dividends”: as defined in Section 7.07(a).

“U.S. Lender”: as defined in Section 3.10(f).

“United States Tax Compliance Certificate”: as defined in Section 3.10(f)(iii).

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Principles of Construction.

(a) All capitalized terms defined in this Agreement shall have the meanings given to such capitalized terms herein when used in the other Loan Documents or in any certificate, opinion or other document made or delivered pursuant hereto or thereto, unless otherwise expressly provided therein.

(b) Unless otherwise expressly provided herein, the word “fiscal” when used herein shall refer to the relevant fiscal period of the Borrower. As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of, and any accounting term related thereto shall have the respective meaning given to it under, GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c) The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in each Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

(d) All references herein to a time of day shall mean the then applicable time in New York, New York, unless otherwise expressly provided herein.

(e) Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

(f) Whenever in any Loan Document or in any certificate or other document made or delivered pursuant thereto, the terms thereof require that a Person sign or execute the same or refer to the same as having been so signed or executed, such terms shall mean that the same shall be, or was, duly signed or executed by (i) in respect of any Person that is a corporation, any duly authorized officer thereof, and (ii) in respect of any other Person (other than an individual), any analogous counterpart thereof.

(g) The words “include” and “including”, when used in each Loan Document, shall mean that the same shall be included “without limitation”, unless otherwise specifically provided.

(h) All references to “knowledge” or “awareness” of the Borrower or any Subsidiary thereof means the actual knowledge of an Authorized Officer of the Borrower or such Subsidiary.

ARTICLE II

AMOUNT AND TERMS OF LOANS

SECTION 2.01. The Loans. Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make Loans in Dollars to the Borrower on the Closing Date in an amount equal to such Lender’s Commitment; provided that if, for any reason, the Borrower has elected in its sole discretion not to request a drawing of the full amount of any Lender’s Commitment on the Closing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Loans on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate (or be reduced, as applicable) immediately and without further action (i) on the Closing Date after giving effect to the funding of such Lender’s Commitment in full on the Closing Date or (ii) in accordance with Section 2.04. At the option of the Borrower, indicated in a Borrowing Request (which such Borrowing Request shall not include any representations and warranties or any certifications, in each case, as a condition to the funding of all the Loans), Loans may be made as ABR Loans or Eurodollar Loans.

SECTION 2.02. Notice of Borrowing. The Borrower agrees to deliver to the Administrative Agent a Borrowing Request no later than (a) 12:00 P.M. at least one Domestic Business Day prior to the proposed Borrowing Date in the case of Loans that consist of ABR Loans and (b) 12:00 P.M. at least three Eurodollar Business Days prior to the proposed Borrowing Date in the case of Loans that consist of Eurodollar Loans; provided, that, notwithstanding the foregoing, a Borrowing Request delivered by the Borrower may state that such Borrowing Request is conditioned upon the consummation of the Aetna Acquisition having occurred or occurring substantially concurrently with the making and the funding of the Loans being requested thereunder (such Borrowing Request to specify the proposed effective date of the Aetna Acquisition), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to such specified effective date) if such condition is not satisfied and the Borrower indemnifies the Lenders in accordance with Section 3.05, if applicable. Such notice shall specify (i) the aggregate principal amount requested to be borrowed under the Commitments, (ii) the proposed Borrowing Date, (iii) whether the borrowing of Loans is to be made as an ABR Loan or as a Eurodollar Loan and (iv) the Interest Period, in the case of a Eurodollar Loan; provided, however, that such notice shall not include any representations and warranties or any certifications, in each case, as a condition to the funding of all the Loans. Each Eurodollar Loan to be made on the Borrowing Date shall equal no less than $10,000,000, or an integral multiple of $1,000,000 in excess thereof. Each ABR Loan made on the Borrowing Date shall equal no less than $5,000,000 or an integral multiple of $500,000 in excess thereof. The Administrative Agent shall promptly notify each Lender (by telephone or otherwise, such notification to be confirmed by fax, email or other writing) of such Borrowing Request. Subject to its receipt of each such notice from the Administrative Agent and subject to the terms and conditions hereof, each Lender shall make immediately available funds available to the Administrative Agent at the address therefor set forth in Section 10.02 not later than 9:00 A.M. on the Borrowing Date in an amount equal to such Lender’s Commitment.

SECTION 2.03. Use of Proceeds. The Borrower agrees that the proceeds of the Loans shall be used solely to finance the Aetna Acquisition and to pay fees, commissions and expenses in connection therewith. Notwithstanding anything to the contrary contained in any Loan Document, the Borrower further agrees that no part of the proceeds of any Loan will be used, directly or indirectly, and whether immediately, incidentally or ultimately (a) for a purpose which violates any law, rule or regulation of any Governmental Authority, including the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended, or any provision of this Agreement, including, without limitation, the provisions of Section 4.09 or (b) to make a loan to any director or executive officer of the Borrower or any Subsidiary.

SECTION 2.04. Termination or Reduction of Commitments.

(a) Voluntary Termination or Reductions. At the Borrower’s option in its sole and absolute discretion and upon at least one Domestic Business Day’s prior irrevocable notice to the Administrative Agent, the Borrower may (i) terminate the Commitments at any time, or (ii) permanently reduce the Aggregate Commitment Amount, in part at any time and from time to time, provided, that each such partial reduction shall be in an amount equal to at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof or the entire remaining amount of the Commitments, and provided, further, that, notwithstanding the foregoing, a notice of termination of the

Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions (such notice to specify the proposed effective date), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to such specified effective date) if such condition is not satisfied and the Borrower shall indemnify the Lenders in accordance with Section 3.05, if applicable.

(b) Termination on Commitment Termination Date. Unless previously terminated by the Borrower in its sole and absolute discretion pursuant to Section 2.04(a) above, the Commitments shall terminate on the first to occur of (i) the consummation of the Aetna Acquisition without borrowing of the Loans, (ii) the termination of the Merger Agreement in accordance with its terms and such termination having either been publicly announced by the Borrower or the Administrative Agent having received written notice thereof from the Borrower (which notice the Borrower agrees to provide upon such termination) and (iii) the End Date (the date of such earliest occurrence, the “Commitment Termination Date”) unless the making and the funding of all the Loans has occurred on or prior to the Commitment Termination Date subject to the terms and conditions set forth herein; provided, however, that the termination of the Commitments shall not prejudice the rights and remedies of the Borrower in respect of any breach of this Agreement that occurred prior to such termination. Any termination of the Commitments pursuant to this Section 2.04(b) shall be permanent. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, prior to the making and funding of all of the Loans on the Closing Date, the Commitments shall only be terminated or reduced pursuant to this Section 2.04 or Section 2.05(b).

(c) In General. The Administrative Agent shall promptly notify each Lender of any termination of the Commitments in whole or in part pursuant to Section 2.04(a) or (b). Each reduction of the Aggregate Commitment Amount shall be made ratably among the Lenders in accordance with their respective Commitments (or as between Lenders that are Affiliates of each other, as they may determine and notify the Administrative Agent).

SECTION 2.05. Prepayments of Loans.

(a) Voluntary Prepayments. The Borrower may prepay Loans, in whole or in part, without premium or penalty, but subject to Section 3.05, at any time and from time to time, by notifying the Administrative Agent in writing at least three Eurodollar Business Days, in the case of a prepayment of Eurodollar Loans, or one Domestic Business Day, in the case of a prepayment of ABR Loans, prior to the proposed prepayment date specifying (i) the Loans to be prepaid, (ii) the amount to be prepaid, and (iii) the date of prepayment. Upon receipt of each such notice, the Administrative Agent shall promptly notify each Lender thereof. Each such notice given by the Borrower pursuant to this Section 2.05(a) shall be irrevocable, provided, that, notwithstanding the foregoing, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions (such notice to specify the proposed effective date), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to such specified effective date) if such condition is not satisfied and the Borrower shall indemnify the Lenders in accordance with Section 3.05, if applicable. Each partial prepayment of any Borrowing shall be (A) in the case of Eurodollar Loans, in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or the entire remaining amount of the Loans, and (B) in the case of ABR Loans, in a minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof or the entire remaining amount of the Loans. Each prepayment of the Loans shall be applied ratably to the Loans.

(b) Mandatory Commitment Reductions and Prepayments.

(i) In the event that the Borrower or any of its Subsidiaries actually receives following the Effective Date any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale (i) prior to the Closing Date, then the Commitments shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds on the date of such actual receipt by the Borrower or such Subsidiary of such Net Cash Proceeds or (ii) on or after the Closing Date, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three Domestic Business Days following such actual receipt by the Borrower or such Subsidiary of such Net Cash Proceeds. The Borrower shall promptly, within three Domestic Business Days, notify the Administrative Agent upon the actual receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(ii) If the Borrower or any of its Subsidiaries enters into any Qualifying Term Loan Facility on or after the date hereof and prior to the Closing Date then the Commitments shall be automatically reduced by the committed principal amount of such Qualifying Term Loan Facility on the date of entering into such Qualifying Term Loan Facility. The Borrower shall (within three Domestic Business Days of entering into such Qualifying Term Loan Facility) notify the Administrative Agent in writing of the effectiveness of such Qualifying Term Loan Facility.

(iii) Any reduction of the Commitments pursuant to this Section 2.05(b) shall be permanent. The Administrative Agent shall promptly notify each Lender of any reduction in the Commitments in whole or in part pursuant to this Section 2.05(b). Each reduction of the Aggregate Commitment Amount or prepayment of Loans pursuant to this Section 2.05(b) shall be made ratably among the Lenders in accordance with their respective Commitments or Loans (as applicable) (or as between Lenders that are Affiliates of each other, as they may determine and notify the Administrative Agent).

(c) Maturity. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the aggregate outstanding principal balance of all Loans on the Maturity Date.

(d) In General. Simultaneously with each prepayment hereunder, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment and indemnify the Lenders in accordance with Section 3.05, if applicable.

SECTION 2.06. Notes. Any Lender may request that the Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Person or its registered assigns.

SECTION 2.07. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) No Fees shall accrue for the benefit of, or shall be payable to, any Defaulting Lender for any period in which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to such Defaulting Lender);

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.01); provided, that any waiver, amendment or modification with respect to the following shall require the consent of such Defaulting Lender: (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders, (ii) any waiver, amendment or modification increasing the Commitment of such Defaulting Lender, (iii) any waiver, amendment or modification reducing the principal amount owed under the Loan Documents to such Defaulting Lender (other than by payment thereof), (iv) any waiver, amendment or modification extending the final maturity of sums owed to such Defaulting Lender, or (v) a modification of this Section 2.07(b);

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.09 but excluding Section 3.12) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; and

(d) the Borrower shall have the right at any time during which a Lender is a Defaulting Lender to replace such Defaulting Lender pursuant to Section 3.12.

ARTICLE III

PROCEEDS, PAYMENTS, CONVERSIONS, INTEREST, YIELD PROTECTION AND FEES

SECTION 3.01. Disbursement of the Proceeds of the Loans. The Administrative Agent shall disburse the proceeds of the Loans at its office specified in Section 10.02 by wire transfer to the Borrower in accordance with instructions provided in writing to the Administrative Agent by the Borrower. Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be confirmed by fax, email or other writing) that such Lender will not make available to the Administrative Agent such Lender’s share of the Loans to be made by it on the Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date in accordance with this Section 3.01, provided, that such Lender received notice thereof from the Administrative Agent in accordance with the terms hereof, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent, forthwith on demand, such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in Section 3.04(a) and, in the case of such Lender, the Federal Funds Effective Rate (but not less than 0.0%) from the date such payment is due until the third day after such date and, thereafter, at the Federal Funds Effective Rate (but not less than 0.0%) plus 2%. Any such payment by the Borrower shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of such Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Loans.

SECTION 3.02. Payments.

(a) Each payment, including each prepayment, of principal and interest on the Loans and of the Commitment Fees and Duration Fees (collectively, together with all of the other fees to be paid to the Administrative Agent, the Joint Lead Arrangers and the Lenders under this Agreement and the Fee Letter, the “Fees”), and of all of the other amounts to be paid to the Administrative Agent and the Lenders in connection with the Loan Documents (other than amounts payable to a Lender under Section 3.05, Section 3.06, Section 3.10, Section 10.05 and Section 10.10) shall be made by the Borrower to the Administrative Agent at its office specified in Section 10.02 without setoff, deduction or counterclaim in funds immediately available in New York by 3:00 P.M. on the due date for such payment. The failure of the Borrower to make any such payment by such time shall not constitute a default hereunder, provided, that such payment is made on such due date, but any such payment made after 3:00 P.M. on such due date shall be deemed to have been made on the next Domestic Business Day or Eurodollar Business Day, as the case may be, for the purpose of calculating interest on amounts outstanding on the Loans. If the Borrower has not made any such payment prior to 3:00 P.M., the Borrower hereby authorizes the Administrative Agent to deduct the amount of any such payment from such account(s) as the Borrower may from time to time designate in writing to the Administrative Agent, upon which the Administrative Agent shall apply the amount of such deduction to such payment. Promptly upon receipt thereof by the Administrative Agent, each payment of principal and interest on the Loans shall be remitted by the Administrative Agent in like funds as received to each Lender (i) first, pro rata according to the amount of interest which is then due and payable to the Lenders, and (ii) second, pro rata according to the amount of principal which is then due and payable to the Lenders. Each payment of the Commitment Fees or Duration Fees payable to the Lenders shall be promptly transmitted by the Administrative Agent in like funds as received to each Lender pro rata according to such Lender’s Commitment Amount or, if the Commitments shall have terminated or been terminated, according to the outstanding principal amount of such Lender’s Loans.

(b) If any payment hereunder or under the Loans shall be due and payable on a day which is not a Domestic Business Day or a Eurodollar Business Day, as the case may be, the due date thereof (except as otherwise provided in the definition of Interest Period) shall be extended to the next Domestic Business Day or Eurodollar Business Day, as the case may be, and (except with respect to payments in respect of the Commitment Fees and/or Duration Fees) interest shall be payable at the applicable rate specified herein during such extension.

SECTION 3.03. Conversions; Other Matters.

(a) The Borrower may elect at any time and from time to time to Convert one or more Eurodollar Loans to an ABR Loan by giving the Administrative Agent at least one Domestic Business Day’s prior irrevocable written notice of such election, specifying the amount to be so Converted. In addition, the Borrower may elect at any time and from time to time to Convert an ABR Loan to any one or more new Eurodollar Loans or to Convert any one or more existing Eurodollar Loans to any one or more new Eurodollar Loans by giving the Administrative Agent no later than 10:00 A.M. at least two Eurodollar Business Days’ prior irrevocable written notice of such election, specifying the amount to be so Converted and the initial Interest Period relating thereto; provided, that any Conversion of an ABR Loan to a Eurodollar Loan shall only be made on a Eurodollar Business Day; provided, further, that, notwithstanding the foregoing, a notice of Conversion delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions (such notice to specify the proposed effective date), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to such specified effective date) if such condition is not satisfied and the Borrower indemnifies the Lenders in accordance with Section 3.05, if applicable. The Administrative Agent shall promptly provide the Lenders with notice of each such election. Each Conversion of Loans shall be made pro rata according to the outstanding principal amount of the Loans of each Lender. ABR Loans and Eurodollar Loans may be Converted pursuant to this Section 3.03 in whole or in part; provided, that the amount to be Converted to each Eurodollar Loan, when aggregated with any Eurodollar Loan to be made on such date in accordance with Section 2.01 and having the same Interest Period as such first Eurodollar Loan, shall equal no less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof or the entire remaining amount of the Loans.

(b) Notwithstanding anything in this Agreement to the contrary, the Borrower shall not have the right to elect to Convert any existing ABR Loan to a Eurodollar Loan or to Convert any existing Eurodollar Loan to a new Eurodollar Loan if (i) a Default or Event of Default under Section 8.01(a), Section 8.01(b), Section 8.01(g), Section 8.01(h) or Section 8.01(i) shall then exist, or (ii) any other Event of Default shall then exist and the Administrative Agent shall have notified the Borrower at the request of the Required Lenders that no ABR Loan or Eurodollar Loan may be Converted to a new Eurodollar Loan. In such event, such ABR Loan shall be automatically continued as an ABR Loan or such Eurodollar Loan shall be automatically Converted to an ABR Loan on the last day of the Interest Period applicable to such Eurodollar Loan. The foregoing shall not affect any other rights or remedies that the Administrative Agent or any Lender may have under this Agreement or any other Loan Document.

(c) Each Conversion shall be effected by each Lender by applying the proceeds of each new ABR Loan or Eurodollar Loan, as the case may be, to the existing ABR Loan or Eurodollar Loan (or portion thereof) being Converted (it being understood that such Conversion shall not constitute a borrowing for purposes of Article IV or Section 5.02).

(d) Notwithstanding any other provision of any Loan Document:

(i) if the Borrower shall have failed to elect a Eurodollar Loan under Section 2.02 or this Section 3.03, as the case may be, in connection with the borrowing of Loans or expiration of an Interest Period with respect to any existing Eurodollar Loan, the amount of the Loans subject to the borrowing or such existing Eurodollar Loan shall thereafter be an ABR Loan until such time, if any, as the Borrower shall elect a new Eurodollar Loan pursuant to this Section 3.03, and

(ii) the Borrower shall not be permitted to select a Eurodollar Loan the Interest Period in respect of which ends later than the Maturity Date.

SECTION 3.04. Interest Rates and Payment Dates.

(a) Prior to Maturity. Except as otherwise provided in Section 3.04(b) and Section 3.04(c), the Loans shall bear interest on the unpaid principal balance thereof at the applicable interest rate or rates per annum set forth below:

LOANS	RATE

ABR Loans	Alternate Base Rate plus the Applicable Margin.

Eurodollar Loans	Eurodollar Rate applicable thereto plus the Applicable Margin.

(b) Late Payment Rate. Any payment of principal or interest on the Loans, Fees or other amounts payable by the Borrower under the Loan Documents shall, after the occurrence and during the continuance of an Event of Default pursuant to Sections 8.01(a), 8.01(b), 8.01 (g), 8.01 (h) or 8.01(i), bear interest, in the case of principal or interest on a Loan, at the applicable interest rate on such Loan plus 2% per annum and, in the case of any Fees or other amounts, at the Alternate Base Rate plus the Applicable Margin plus 2% per annum, in each case from the due date thereof until the date such payment is made (whether before or after the entry of any judgment thereon).

(c) Highest Lawful Rate. Notwithstanding anything to the contrary contained in this Agreement, at no time shall the interest rate payable to any Lender on any of its Loans, together with the Fees and all other amounts payable hereunder to such Lender to the extent the same constitute or are deemed to constitute interest, exceed the Highest Lawful Rate. If in respect of any period during the term of this Agreement, any amount paid to any Lender hereunder, to the extent the same shall (but for the provisions of this Section 3.04) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted by the Highest Lawful Rate during such period (such amount being hereinafter referred to as an “Unqualified Amount”), then (i) such Unqualified Amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans of such Lender, and (ii) if, in any subsequent period during the term of this Agreement, all amounts payable hereunder to such Lender in respect of such period which constitute or shall be deemed to constitute interest shall be less than the maximum amount of interest permitted by the Highest Lawful Rate during such period, then the Borrower shall pay to such Lender in respect of such period an amount (each a “Compensatory Interest Payment”) equal to the lesser of (x) a sum which, when added to all such amounts, would equal the maximum amount of interest permitted by the Highest Lawful Rate during such period, and (y) an amount equal to the aggregate sum of all Unqualified Amounts less all other Compensatory Interest Payments.

(d) General. Interest shall be payable in arrears on each Interest Payment Date, on the Maturity Date, to the extent provided in Section 2.05(d) and upon each prepayment of the Loans. Any change in the interest rate on the Loans resulting from an increase or a decrease in the Alternate Base Rate or any reserve requirement shall become effective as of the opening of business on the day on which such change shall become effective. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each change in the Alternate Base Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates set forth herein. Each determination by the Administrative Agent of the Alternate Base Rate and the Eurodollar Rate pursuant to this Agreement shall be conclusive and binding on the Borrower absent manifest error. The Borrower acknowledges that to the extent interest payable on the Loans is based on the Alternate Base Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Loans on the Alternate Base Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make extensions of credit to other Persons. All interest (other than interest calculated with reference to the Alternate Base Rate) shall be calculated on the basis of a 360-day year for the actual number of days elapsed, and all interest determined with reference to the Alternate Base Rate shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed.

SECTION 3.05. Indemnification for Loss. Notwithstanding anything contained herein to the contrary, if: (i) the Borrower shall fail to borrow a Eurodollar Loan or if the Borrower shall fail to Convert all or any portion of any Loan constituting an ABR Loan to a Eurodollar Loan after it shall have given notice to do so in which it shall have requested a Eurodollar Loan pursuant to Section 2.02 or Section 3.03, as the case may be, (ii) a Eurodollar Loan shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, (iii) any repayment or prepayment of the principal amount of a Eurodollar Loan is made for any reason on a date that is prior to the last day of the Interest Period applicable thereto, (iv) the Borrower shall have revoked a Borrowing Request, a notice of prepayment, a notice of termination of the Commitments or a notice of Conversion that was conditioned upon the effectiveness of other credit facilities or transactions pursuant to Section 2.02, Section 2.04, Section 2.05 or Section 3.03, or (v) a Eurodollar Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a replacement of a Lender pursuant to clause (x) of Section 3.12, then the Borrower agrees to indemnify each Lender against, and to pay on demand directly to such Lender the amount (calculated by such Lender using any method chosen by such Lender which is customarily used by such Lender for such purpose for borrowers similar to the Borrower) equal to any loss or expense suffered by such Lender as a result of such failure to borrow or Convert, or such termination, repayment, prepayment or revocation, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Loan or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Loan, and any reasonable internal processing charge customarily charged by such Lender in connection therewith for borrowers similar to the Borrower.

SECTION 3.06. Reimbursement for Costs, Etc. If at any time or from time to time there shall occur a Regulatory Change and any Lender shall have reasonably determined that such Regulatory Change (i) shall have had or will thereafter have the effect of reducing (A) the rate of return on such Lender’s capital or liquidity or the capital or liquidity of any Person directly or indirectly owning or controlling such Lender (each a “Control Person”), or (B) the asset value (for capital or liquidity purposes) to such Lender or such Control Person, as applicable, of the Loans, or any participation therein, in any case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender’s or such Control Person’s policies regarding capital or liquidity), (ii) will impose, modify or deem applicable any reserve, asset, special deposit or special assessment requirements on deposits obtained in the interbank Eurodollar market in connection with the Loan Documents (excluding, with respect to any Eurodollar Loan, any such requirement which is included in the determination of the rate applicable thereto), or (iii) will subject such Lender or such Control Person, as applicable, to any tax (documentary, stamp or otherwise) with respect to this Agreement or any other Loan Document (except, in the case of clause (iii) above, for any Indemnified Taxes, Excluded Taxes, or Other Taxes) then, in each such case, within ten days after demand by such Lender, the Borrower shall pay directly to such Lender or such Control Person, as the case may be, such additional amount or amounts as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for any such reduction, reserve or other requirement, tax, loss, cost or expense (excluding general administrative and overhead costs) (collectively, “Costs”) attributable to such Lender’s or such Control Person’s compliance during the term hereof with such Regulatory Change, but only if such Costs are generally applicable to (and for which reimbursement is generally being sought by such Lender or such Control Person, as applicable, in respect of) credit transactions similar to this transaction from similarly situated borrowers (which are parties to credit or loan documentation containing a provision similar to this Section 3.06), as determined by such Lender in its reasonable discretion. Each Lender may make multiple requests for compensation under this Section 3.06.

Notwithstanding the foregoing, the Borrower will not be required to compensate any Lender for any Costs under this Section 3.06 arising prior to 45 days preceding the date of demand, unless the applicable Regulatory Change giving rise to such Costs is imposed retroactively. In the case of retroactivity, such notice shall be provided to the Borrower not later than 45 days from the date that such Lender learned of such Regulatory Change. The Borrower’s obligation to compensate such Lender shall be contingent upon the provision of such timely notice (but any failure by such Lender to provide such timely notice shall not affect the Borrower’s obligations with respect to (i) Costs incurred from the date as of which such Regulatory Change became effective to the date that is 45 days after the date such Lender reasonably should have learned of such Regulatory Change and (ii) Costs incurred following the provision of such notice).

SECTION 3.07. Illegality of Funding. Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Loan as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and (a) the commitment of such Lender to make such Eurodollar Loans or Convert ABR Loans to such Eurodollar Loans shall forthwith be suspended, (b) such Lender shall fund its portion of each requested Eurodollar dollar as an ABR Loan and (c) such Lender’s Loans then outstanding as such Eurodollar Loans, if any, shall be Converted automatically to an ABR Loan on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required. If the commitment of any Lender with respect to Eurodollar Loans is suspended pursuant to this Section 3.07 and such Lender shall have obtained actual knowledge that it is once again legal for such Lender to make or maintain Eurodollar Loans, such Lender shall promptly notify the Administrative Agent and the Borrower thereof and, upon receipt of such notice by each of the Administrative Agent and the Borrower, such Lender’s commitment to make or maintain Eurodollar Loans shall be reinstated. If the commitment of any Lender with respect to Eurodollar Loans is suspended pursuant to this Section 3.07, such suspension shall not otherwise affect such Lender’s Commitment.

SECTION 3.08. Option to Fund; Substituted Interest Rate.

(a) Each Lender has indicated that, if the Borrower requests a Eurodollar Loan, such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of its Loan during the Interest Period with respect thereto; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid in respect of such Eurodollar Loan and any amounts owing under Section 3.05 and Section 3.06. Each Lender shall be entitled to fund and maintain its funding of all or any part of each Eurodollar Loan in any manner it sees fit, but all such determinations hereunder shall be made as if such Lender had actually funded and maintained its Loan during the applicable Interest Period through the purchase of deposits in an amount equal to the amount of its Loan and having a maturity corresponding to such Interest Period. Each Lender may fund its Loans from or for the account of any branch or office of such Lender as such Lender may choose from time to time, subject to Section 3.10.

(b) In the event that (i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period or if by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.02 or Section 3.03, or (ii) the Required Lenders shall have notified the Administrative Agent that they have in good faith determined (which determination shall be conclusive and binding on the Borrower absent manifest error) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate with respect to any portion of the Loans that the Borrower has requested be made as Eurodollar Loans or any Eurodollar Loan that will result from the requested Conversion of any portion of the Loans into Eurodollar Loans (each, an “Affected Loan”), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination on or, to the extent practicable, prior to the requested Borrowing Date or Conversion date for such Affected Loans. If the Administrative Agent shall give such notice, (A) any Affected Loans shall be made as ABR Loans, (B) the Loans (or any portion thereof) that were to have been Converted to Affected Loans shall be Converted to or continued as ABR Loans, and (C) any outstanding Affected Loans shall be Converted, on the last day of the then current Interest Period with respect thereto, to ABR Loans. Until any notice under clauses (i) or (ii), as the case may be, of this Section 3.08(b) has been withdrawn by the Administrative Agent (by notice to the Borrower) promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the relevant market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 2.02 or Section 3.03, or (y) the Administrative Agent having been notified by the Required Lenders that circumstances no longer render the Loans (or any portion thereof) Affected Loans, no further Eurodollar Loans shall be required to be made by the Lenders nor shall the Borrower have the right to Convert all or any portion of the Loans to Eurodollar Loans.

(c) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for similarly situated borrowers and similar Dollar denominated syndicated credit facilities for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into a mutually acceptable amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement (other than the Borrower) so long as the Administrative Agent shall not have received, within five Domestic Business Days of the date written notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.08(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Conversion request that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Loan, such Loan shall be made as an ABR Loan; provided, that, after the occurrence of the circumstances described in clause (i) or (ii) above, the Borrower may revoke any pending Borrowing Request for a Borrowing of, Conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods); provided, further that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 3.09. Certificates of Payment and Reimbursement. Each Lender agrees, in connection with any request by it for payment or reimbursement pursuant to Section 3.05 or Section 3.06, to provide the Borrower with a certificate, signed by an officer of such Lender setting forth a description in reasonable detail of any such payment or reimbursement and the applicable Section of this Agreement pursuant to and in accordance with which such request is made. Each determination by such Lender of such payment or reimbursement shall be conclusive absent manifest error.

SECTION 3.10. Taxes; Net Payments.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided, that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.10), the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender within 30 days after demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) paid by the Administrative Agent or such Lender and, without duplication, any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by such Lender

(with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of such Lender, shall be conclusive absent manifest error. After any Lender learns of the imposition of any Indemnified Taxes or Other Taxes, such Lender will as soon as reasonably practicable notify the Borrower thereof; provided, that the failure to provide Borrower with such notice shall not release the Borrower from its indemnification obligations under this Section 3.10.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter (i) if such Foreign Lender shall determine that any applicable form or certification has expired or will then expire or has or will then become obsolete or incorrect or that an event has occurred that requires or will then require a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent and (ii) upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E claiming eligibility for benefits of an income Tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate (a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code nor (D) engaged in the conduct of a trade or business within the United States to which the interest payment is effectively connected and (y) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E,

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), a complete and executed Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a United States Tax Compliance Certificate, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a United States Tax Compliance Certificate, on behalf of such beneficial owner(s) in lieu of requiring each beneficial owner to provide its own certificate, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Without limiting the foregoing, upon request of the Administrative Agent or the Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code that lends to the Borrower (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of Internal Revenue Service Form W-9 on or prior to the Effective Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or any successor form.

(g) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or Tax credit to such Governmental Authority. This clause shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.06, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 3.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.06 or this Section 3.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) Survival. Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.11. Certain Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender commitment fees (the “Commitment Fees”) during the period commencing on the date of this Agreement to but excluding the date on which such Commitment terminates, payable on the date on which such Commitment terminates, at a rate per annum equal to the Applicable Commitment Fee Rate on the undrawn and available Commitment Amount of such Lender (as determined on a daily basis). Notwithstanding anything to the contrary contained in this Section 3.11(a), on and after the date on which Commitments terminate, the Commitment Fees shall be payable upon demand. In addition, upon each reduction of the Aggregate Commitment Amount, the Borrower shall pay the Commitment Fees accrued on the amount of such reduction through the date of such reduction. The Commitment Fees shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(b) Duration Fees. The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender duration fees (the “Duration Fees”) in amounts equal to the percentage, as determined in accordance with the grid below, of the aggregate principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

SECTION 3.12. Replacement of Lender. If (x) the Borrower is obligated to pay to any Lender any amount under Section 3.06 or Section 3.10, the Borrower shall have the right within 90 days thereafter or (y) any Lender shall be a Defaulting Lender, the Borrower shall have the right at any time during which such Lender shall remain a Defaulting Lender, in accordance with the requirements of Section 10.07(b) and only if no Default shall exist, to replace such Lender (the “Replaced Lender”) with one or more Eligible Assignees (each a “Replacement Lender”), reasonably acceptable to the Administrative Agent, provided, that (i) at the time of any replacement pursuant to this Section 3.12, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 10.07(b) (with the processing and recordation fee referred to in Section 10.07(b) payable pursuant to said Section 10.07(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire the Commitment and the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay the following: (a) to the Replaced Lender, an amount equal to the sum of (A) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Replaced Lender and (B) an amount equal to all accrued, but unpaid, fees owing to the Replaced Lender and (b) to the Administrative Agent an amount equal to all amounts owed by such Replaced Lender to the Administrative Agent under this Agreement, including, without limitation, an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Replaced Lender, a corresponding amount of which was made available by the Administrative Agent to the Borrower pursuant to Section 3.01 and which has not been repaid to the Administrative Agent by such Replaced Lender or the Borrower, and (ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution and delivery of the respective Assignment and Assumptions and the payment of amounts referred to in clauses (i) and (ii) of this Section 3.12, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement that are intended to survive the termination of the Commitments and the repayment of the Loans which may be applicable to any such Replaced Lender prior to the date of its replacement. Solely for the purpose of calculating break funding payments under Section 3.05, the assignment by any Replaced Lender of any Eurodollar Loan prior to the last day of the Interest Period applicable thereto pursuant to clause (x) of this Section 3.12 shall be deemed to constitute a prepayment by the Borrower of such Eurodollar Loan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and the Lenders to make the Loans, the Borrower hereby makes to the Administrative Agent and the Lenders (x) only the following representations and warranties that are Specified Representations (other than the representations and warranties set forth in the last sentence of Section 4.14 and in Section 4.15) on the Effective Date, and (y) the following representations and warranties on the Closing Date:

SECTION 4.01. Existence and Power. Each of the Borrower and the Subsidiaries is (a) (i) duly organized, validly existing and (ii) (to the extent applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation (except, in the case of the Subsidiaries, where the failure to be in such good standing could not reasonably be expected to have a Material Adverse effect), (b) has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and (c) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases real Property or in which the nature of its business requires it to be so qualified (except those jurisdictions where the failure to be so qualified or to be in good standing could not reasonably be expected to have a Material Adverse effect).

SECTION 4.02. Authority; EEA Financial Institution.

(a) The Borrower has full corporate power and authority to enter into, execute, deliver and perform the terms of the Loan Documents, all of which have been duly authorized by all proper and necessary corporate action.

(b) The entry into the Loan Documents by the Borrower is not in contravention of (i) any applicable law or (ii) the terms of its Certificate of Incorporation and By-Laws.

(c) No consent or approval of, or other action by, shareholders of the Borrower, any Governmental Authority, or any other Person (which has not already been obtained) is required to authorize in respect of the Borrower, or is required in connection with, the execution, delivery and performance by the Borrower of the Loan Documents or is required as a condition to the enforceability of the Loan Documents against the Borrower.

(d) The Borrower is not an EEA Financial Institution.

SECTION 4.03. Binding Agreement. The Loan Documents have been duly executed and delivered by the Borrower and constitute the valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy.

SECTION 4.04. Litigation. As of the Effective Date, there are no actions, suits, arbitration proceedings or claims (whether purportedly on behalf of the Borrower, any Subsidiary or otherwise) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any of their respective Properties, or maintained by the Borrower or any Subsidiary, at law or in equity, before any Governmental Authority which could reasonably be expected to have a Material Adverse effect. There are no proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary (a) which call into question the validity or enforceability of any Loan Document, or otherwise seek to invalidate, any Loan Document, or (b) which might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

SECTION 4.05. No Conflicting Agreements.

(a) Neither the Borrower nor any Subsidiary is in default under any agreement to which it is a party or by which it or any of its Property is bound the effect of which could reasonably be expected to have a Material Adverse effect. No notice to, or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

(b) No provision of any existing material mortgage, material indenture, material contract or material agreement or of any existing statute, rule, regulation, judgment, decree or order binding on the Borrower or any Subsidiary (other than any Insurance Subsidiary in the case of clause (i) and clause (ii) below) or affecting the Property of the Borrower or such Subsidiary (i) conflicts with any Loan Document, (ii) requires any consent which has not already been obtained with respect to any Loan Document, or (iii) would in any way prevent the execution, delivery or performance by the Borrower of the terms of any Loan Document. Neither the execution and delivery, nor the performance, by the Borrower of the terms of each Loan Document will constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Borrower or any Subsidiary (other than any Insurance Subsidiary) pursuant to the terms of any such mortgage, indenture, contract or agreement.

SECTION 4.06. Taxes. The Borrower and each Subsidiary has filed or caused to be filed all tax returns, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against them, the failure of which to file or pay could reasonably be expected to have a Material Adverse effect, and no tax Liens (other than Liens permitted under Section 7.02) have been filed against the Borrower or any Subsidiary and no claims are being asserted with respect to such taxes which are required by GAAP to be reflected in the Financial Statements and are not so reflected, except for taxes which have been assessed but which are not yet due and payable. The charges, accruals and reserves on the books of the Borrower and each Subsidiary with respect to all federal, state, local and other taxes are considered by the management of the Borrower to be adequate, and the Borrower knows of no unpaid assessment which (a) could reasonably be expected to have a Material Adverse effect, or (b) is or might be due and payable against it or any Subsidiary or any Property of the Borrower or any Subsidiary, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP or which have been assessed but are not yet due and payable.

SECTION 4.07. Compliance with Applicable Laws; Filings. Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse effect. The Borrower and each Subsidiary is complying with all applicable statutes, rules and regulations of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse effect. The Borrower and each Subsidiary has filed or caused to be filed with all Governmental Authorities all reports, applications, documents, instruments and information required to be filed pursuant to all applicable laws, rules, regulations and requests which, if not so filed, could reasonably be expected to have a Material Adverse effect.

SECTION 4.08. Governmental Regulations. The Borrower is not subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 4.09. Federal Reserve Regulations; Use of Proceeds.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans has been or will be used, directly or indirectly, and whether immediately, incidentally or ultimately, for a purpose which violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. Anything in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to or on behalf of the Borrower in violation of any limitation or prohibition provided by any applicable law, regulation or statute, including said Regulation U. Following application of the proceeds of each Loan, not more than 25% (or such greater or lesser percentage as is provided in the exclusions from the definition of “Indirectly Secured” contained in said Regulation U as in effect at the time of the making of such Loan) of the value of the assets of the Borrower and the Subsidiaries on a Consolidated basis that are subject to Section 7.02 will be Margin Stock.

(b) In addition, no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to make a loan to any director or executive officer of the Borrower or any Subsidiary.

SECTION 4.10. No Misrepresentation. No representation or warranty contained in any Loan Document and no certificate or written report furnished by the Borrower to the Administrative Agent or any Lender pursuant to any Loan Document contains, as of its date, a misstatement of a material fact, or omits to state, as of its date, a material fact required to be stated in order to make the statements therein contained, when taken as a whole, not materially misleading (provided, that any representation, warranty, statement or written report that is qualified as to “materiality”, “Material Adverse” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date) in the light of the circumstances under which made (after giving effect to all supplements and updates with respect thereto) (it being understood that the Borrower makes no representation or warranty hereunder with respect to any projections or other forward looking information); provided, that at any time that the representations set forth in this Section 4.10 (if any) are made on or prior to the Closing Date, with respect to any such information (if any) relating to Aetna and its subsidiaries (and its and their respective businesses) such representations are made to the best of the Borrower’s knowledge.

SECTION 4.11. Plans. The Borrower, each Subsidiary and each ERISA Affiliate have complied with the material requirements of Section 515 of ERISA with respect to each Pension Plan which is a Multiemployer Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse effect. The Borrower, each Subsidiary and each ERISA Affiliate has, as of the date hereof, made all contributions or payments to or under each Pension Plan required by law or the terms of such Pension Plan or any contract or agreement, except where the failure to make such contributions or payments could not reasonably be expected to have a Material Adverse effect. No liability to the PBGC has been, or is reasonably expected by the Borrower, any Subsidiary or any ERISA Affiliate to be, incurred by the Borrower, any Subsidiary or any ERISA Affiliate that could reasonably be expected to have a Material Adverse effect. Liability, as referred to in this Section 4.11, includes any joint and several liability, but excludes any current or, to the extent it represents future liability in the ordinary course, any future liability for premiums under Section 4007 of ERISA.

SECTION 4.12. Environmental Matters. Neither the Borrower nor any Subsidiary (a) has received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse effect, arising in connection with (i) any non-compliance with or violation of the requirements of any applicable Environmental Law, or (ii) the release or threatened release of any Hazardous Material, (b) to the best knowledge of the Borrower, has any threatened or actual liability in connection with the release or threatened release of any Hazardous Material into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse effect, (c) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material into the environment for which the Borrower or any Subsidiary is or would be liable, which liability would reasonably be expected to have a Material Adverse effect, or (d) has received notice that the Borrower or any Subsidiary is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., or any analogous state law, which liability would reasonably be expected to have a Material Adverse effect. The Borrower and each Subsidiary is in compliance with the financial responsibility requirements of federal and state Environmental Laws to the extent applicable, including those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, except in those cases in which the failure so to comply would not reasonably be expected to have a Material Adverse effect.

SECTION 4.13. Financial Statements. The Borrower has heretofore delivered to the Lenders through the Administrative Agent copies of the audited Consolidated Balance Sheet of the Borrower and its Subsidiaries as of December 31, 2017, and the related Consolidated Statements of Income, Comprehensive Income, Shareholders’ Equity and Cash Flows for the fiscal year then ended. The financial statements referred to immediately above, including all related notes and schedules, are herein referred to collectively as the “Financial Statements”. The Financial Statements fairly present, in all material respects, the Consolidated financial condition and results of the operations of the Borrower and the Subsidiaries as of the dates and for the periods indicated therein and, except as noted therein, have been prepared in conformity with GAAP as then in effect. Neither the Borrower nor any of the Subsidiaries has any material obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP as then in effect, should have been disclosed in the Financial Statements and was not. During the period from January 1, 2018 to and including the Effective Date, there was no Material Adverse change, including as a result of any change in law, in the Consolidated financial condition, operations, business or Property of the Borrower and the Subsidiaries taken as a whole.

SECTION 4.14. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No financing transaction contemplated by this Agreement will violate Anti-Corruption Laws, applicable Sanctions or the Patriot Act. No Loan or the use of proceeds thereof will violate Anti-Corruption Laws, applicable Sanctions or the Patriot Act.

SECTION 4.15. Solvency. The Borrower and its Subsidiaries are, on the Closing Date, after giving effect to the Aetna Acquisition and the other Transactions contemplated by or related to the Aetna Acquisition and the making of the Loans and the application of proceeds thereof, on a consolidated basis, Solvent.

ARTICLE V

CONDITIONS

SECTION 5.01. Conditions Precedent to the Effective Date. Notwithstanding anything to the contrary in this Agreement, any other Loan Document or any other agreement or undertaking between the Borrower, the Administrative Agent and/or any of the Lenders, this Agreement and the Lenders’ Commitments hereunder shall become effective subject solely to the following conditions precedent in this Section 5.01 having been satisfied (or waived by the Initial Arrangers in accordance with Section 10.01):

(a) The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower.

(b) The Administrative Agent shall have received a Note, executed by the Borrower, for each Lender that shall have given at least three Domestic Business Days’ prior written notice of its request for a Note.

(c) The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or an Assistant Secretary of the Borrower (i) attaching a true and complete copy of the resolutions of its Board of Directors and of all customary documents evidencing all other necessary corporate action taken by the Borrower to authorize this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, (ii) attaching a true and complete copy of its Certificate of Incorporation and By-Laws, (iii) setting forth the incumbency of the officer or officers of the Borrower who may sign this Agreement, the other Loan Documents and any other certificates, requests, notices or other documents required hereunder or thereunder, and (iv) attaching a certificate of good standing of the Secretary of State of the State of Delaware.

(d) All fees and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses) to the extent invoiced at least three Domestic Business Days prior to the Effective Date and the fees contemplated by the Fee Letter payable to the Joint Lead Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required by the Fee Letter or this Agreement to be paid on or prior to the Effective Date.

(e) The Administrative Agent shall have received at least two Domestic Business Days prior to the Effective Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent reasonably requested in writing to the Borrower at least four Domestic Business Days prior to the Effective Date.

(f) The Administrative Agent shall have received (i) an opinion of Thomas Moffatt, assistant general counsel of the Borrower, dated the Effective Date, in the form of Exhibit D-1, and (ii) an opinion of Shearman & Sterling LLP, special counsel to the Borrower, dated the Effective Date, in the form of Exhibit D-2.

Promptly upon the occurrence thereof and upon execution and delivery of this Agreement by the Administrative Agent and the Lenders, the Administrative Agent shall notify the Borrower and the Lenders in writing as to the Effective Date, and such notice shall be conclusive and binding.

SECTION 5.02. Conditions Precedent to the Closing Date. Notwithstanding anything to the contrary in this Agreement, any other Loan Document or any other agreement or undertaking between the Borrower, the Administrative Agent and/or any of the Lenders, the Lenders’ obligations to make and fund in full all the Loans on the Closing Date shall be subject solely to the following conditions precedent in this Section 5.02 having been satisfied (or waived by the Initial Arrangers in accordance with Section 10.01):

(a) The Effective Date shall have occurred.

(b) The Aetna Acquisition shall have been consummated or will be consummated concurrently or substantially concurrently with the making and the funding of the Loans in all material respects in accordance with the terms of the Merger Agreement; provided, that no amendment, modification, consent or waiver (each being referred to in this clause (b) as a “change”) of any term thereof or any condition to the Borrower’s obligation to consummate the Aetna Acquisition thereunder (other than any such amendment, modification, consent or waiver that is not materially adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Initial Arrangers (which consent shall not be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any change in the price not exceeding a 10% increase or decrease in the aggregate purchase price consideration to be paid under the Merger Agreement will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Initial Arrangers; provided, that any reduction of the cash portion of the purchase price consideration shall be allocated to a reduction of the Commitments).

(c) Since December 3, 2017, there shall not have occurred any event, change, effect, development, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(d) The Administrative Agent shall have received (i) audited consolidated annual financial statements of the Borrower for each of the last three full fiscal years ending more than 60 days prior to the Closing Date, (ii) unaudited consolidated financial statements for each subsequent fiscal quarterly period of the Borrower ending more than 40 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), together with unaudited consolidated financial statements for the corresponding period(s) of the prior fiscal year and (iii) (A) audited consolidated balance sheets and related audited statements of income, comprehensive income, shareholders’ equity and cash flows of Aetna for each of the three fiscal years most recently ended at least 60 days prior to the

Closing Date and (B) unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income, shareholders’ equity and cash flows of Aetna for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date and (iv) customary pro forma financial statements of the Borrower giving effect to the Transactions, in each case meeting the requirements of Regulation S-X for Form S-3 registration statements and, in the case of clauses (iii) and (iv), only to the extent the Borrower will be required to file such financial statements pursuant to Item 9.01 of Form 8-K and Rule 3-05 and Article 11, as applicable, of Regulation S-X. Each Initial Arranger hereby acknowledges that the Borrower’s or Aetna’s public filings with the Securities and Exchange Commission (the “SEC”) on the SEC’s Electronic Data Gathering, Analysis and Retrieval system of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i), (ii) or (iii) as applicable, of this clause (d). The Administrative Agent hereby acknowledges receipt of the financial statements (a) in the foregoing clause (i) for the fiscal years ended December 31, 2015, 2016 and 2017, (b) in the foregoing clause (ii) for the fiscal quarters ended March 31, 2018 and June 30, 2018, and (c) for the foregoing clause (iii) for the fiscal years ended December 31, 2015, 2016 and 2017 and the fiscal quarters ended March 31, 2018 and June 30, 2018.

(e) All fees and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses) to the extent invoiced at least three Domestic Business Days prior to the Closing Date and the fees contemplated by the Fee Letter (as amended by the Joinder Agreement) payable to the Joint Lead Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letter (as amended by the Joinder Agreement) or this Agreement to be paid on or prior to the Closing Date.

(f) [Reserved].

(g) [Reserved].

(h) (i) The Target Representations shall be true and correct in all material respects on the Closing Date (unless such representations relate to an earlier date, in which case such representations shall have been true and correct in all material respects as of such earlier date), (ii) the Specified Representations shall be true and correct in all material respects on the Closing Date (unless such representations relate to an earlier date, in which case such representations shall have been true and correct in all material respects as of such earlier date), and (iii) there shall not exist on the Closing Date any event that would, assuming the making and the funding of the Loans on the Closing Date, constitute an Event of Default, in each case, solely pursuant to (x) Sections 8.01(b) (solely with respect to the payment of any Fee) and 8.01(c) (solely with respect to an intentional breach of Section 7.04) and (y) Sections 8.01(g), 8.01(h) and 8.01(i) (solely, in the case of each of the foregoing Sections 8.01(g), 8.01(h) and 8.01(i), with respect to the Borrower).

(i) The Administrative Agent shall have received (in each case dated the Closing Date) (i) a customary officer’s certificate from the Borrower that there has been no change to the matters previously certified pursuant to Section 5.01(c) (or otherwise providing updates to such certifications) and that the conditions precedent contained in Section 5.02(b), Section 5.02(h)(ii) and Section 5.02(h)(iii) have been satisfied on the Closing Date, and (ii) a Solvency Certificate from the chief financial officer, treasurer or any other Authorized Officer of the Borrower in the form of Exhibit F hereto.

(j) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.02 (which such Borrowing Request shall not include any representations and warranties or any certifications, in each case, as a condition to the funding of all Loans on the Closing Date).

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that on and after the Effective Date and until the termination or expiration of the Commitments, in each case, in accordance with the express terms of this Agreement, and the payment in full of the Loans, the Fees and all other sums payable under the Loan Documents (other than contingent obligations for which no claim has been made), the Borrower will:

SECTION 6.01. Legal Existence. Except as may otherwise be permitted by Section 7.03 and Section 7.04, maintain, and cause each Subsidiary to maintain, its corporate existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse effect, except that the corporate existence of Subsidiaries may be terminated if (a) such Subsidiaries operate closing or discontinued operations or (b) if the Borrower determines in good faith that such termination is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.02. Taxes. Pay and discharge when due, and cause each Subsidiary so to do, all taxes, assessments, governmental charges, license fees and levies upon or with respect to the Borrower and such Subsidiary, and upon the income, profits and Property thereof unless, and only to the extent, that either (a)(i) such taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor, or (b) the failure to pay or discharge such taxes, assessments, governmental charges, license fees and levies could not reasonably be expected to have a Material Adverse effect.

SECTION 6.03. Insurance. Keep, and cause each Subsidiary to keep, insurance with responsible insurance companies (and/or a plan of self-insurance) in such amounts and against such risks as is usually carried by the Borrower or such Subsidiary.

SECTION 6.04. Performance of Obligations. Pay and discharge when due, and cause each Subsidiary so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse effect, or (b) become a Lien on the Property of the Borrower or any Subsidiary, except those Liens permitted under Section 7.02, provided, that neither the Borrower nor such Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such Indebtedness, obligation or claim so long as (i) the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

SECTION 6.05. Condition of Property. Except for ordinary wear and tear, at all times, maintain, protect and keep in good repair, working order and condition, all material Property necessary for the operation of its business (other than Property which is replaced with similar Property) as then being operated, and cause each Subsidiary so to do.

SECTION 6.06. Observance of Legal Requirements.

(a) Observe and comply in all material respects, and cause each Subsidiary so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it or to such Subsidiary, a violation of which could reasonably be expected to have a Material Adverse effect; and

(b) Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.07. Financial Statements and Other Information. Maintain, and cause each Subsidiary to maintain, a standard system of accounting in accordance with GAAP, and furnish to the Administrative Agent for distribution to the Lenders:

(a) As soon as available and, in any event, within 90 days after the close of each fiscal year, a copy of (x) the Borrower’s 10-K in respect of such fiscal year, and (y) (i) the Borrower’s Consolidated Balance Sheet as of the end of such fiscal year, and (ii) the related Consolidated Statements of Income, Comprehensive Income, Shareholders’ Equity and Cash Flows, as of and through the end of such fiscal year, setting forth in each case in comparative form the corresponding figures in respect of the previous fiscal year, all in reasonable detail, and accompanied by a report of the Borrower’s auditors, which report shall state that (A) such auditors audited such financial statements, (B) such audit was made in accordance with generally accepted auditing standards in effect at the time and provides a reasonable basis for such opinion, and (C) said financial statements have been prepared in accordance with GAAP;

(b) As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of (x) the Borrower’s 10-Q in respect of such fiscal quarter, and (y) (i) the Borrower’s condensed Consolidated Balance Sheet as of the end of such quarter and (ii) the related condensed Consolidated Statements of Income, Comprehensive Income, Shareholders’ Equity and Cash Flows for (A) such quarter and (B) the period from the beginning of the then current fiscal year to the end of such quarter, in each case in comparable form with the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP (without footnotes and subject to year-end adjustments);

(c) Simultaneously with the delivery of the financial statements required by clauses (a) and (b) above, a certificate of the Chief Financial Officer or the Senior Vice President and Treasurer of the Borrower certifying that no Default shall have occurred or be continuing or, if so, specifying in such certificate all such Defaults, and setting forth computations in reasonable detail demonstrating compliance with Section 7.01 and Section 7.09.

(d) Prompt notice upon the Borrower becoming aware of any change in the applicability of a Pricing Level;

(e) As soon as practicable after becoming available, copies of all regular or periodic reports (including current reports on Form 8-K) which the Borrower or any Subsidiary may now or hereafter be required to file with or deliver to the SEC, or any other Governmental Authority succeeding to the functions thereof;

(f) Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Borrower or any Subsidiary a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse effect, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Borrower or any Subsidiary by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any license, permit, franchise or other authorization, and (iv) any dispute between the Borrower or any Subsidiary and any Governmental Authority, which lapse, termination, refusal or dispute, referred to in clause (ii), (iii) or (iv) above, could reasonably be expected to have a Material Adverse effect;

(g) Prompt written notice of the occurrence of (i) each Default, (ii) each Event of Default and (iii) each Material Adverse change;

(h) As soon as practicable following receipt thereof, copies of any audit reports delivered in connection with the statements referred to in Section 6.07(a);

(i) From time to time, such other information regarding the financial position or business of the Borrower and the Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request; and

(j) Prompt written notice of such other information with documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations (including, without limitation, the Patriot Act), as from time to time may be reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent).

Information required to be delivered pursuant to (x) this Section 6.07 shall be deemed to have been delivered if such information shall have been posted by the Administrative Agent on a Debtdomain, IntraLinks, Syndtrak or similar electronic system (the “Platform”) to which each Lender has been granted access and (y) clauses (a), (b) and (e) of this Section 6.07 shall be deemed delivered to the Administrative Agent and the Lenders when available on the Borrower’s website at http://www.cvshealth.com or the website of the SEC at http://www.sec.gov. Information delivered pursuant to this Section 6.07 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

The Borrower hereby acknowledges that the Administrative Agent and/or the Joint Lead Arrangers and Joint Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform.

SECTION 6.08. Records. Upon reasonable notice and during normal business hours and, if no Event of Default has occurred and is continuing, not more than once in each fiscal year, permit representatives of the Administrative Agent and each Lender to visit the offices of the Borrower and each Subsidiary, to examine the books and records (other than tax returns and work papers related to tax returns) thereof and auditors’ reports relating thereto, to discuss the affairs of the Borrower and each Subsidiary with the respective officers thereof, and to meet and discuss the affairs of the Borrower and each Subsidiary with the Borrower’s auditors.

SECTION 6.09. Authorizations. Maintain and cause each Subsidiary to maintain, in full force and effect, all copyrights, patents, trademarks, trade names, franchises, licenses, permits, applications, reports, and other authorizations and rights, which, if not so maintained, would individually or in the aggregate have a Material Adverse effect.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that on and after the Effective Date and until the termination or expiration of the Commitments, in each case, in accordance with the express terms of this Agreement, and the payment in full of the Loans, the Fees and all other sums payable under the Loan Documents (other than contingent obligations for which no claim has been made), the Borrower will not:

SECTION 7.01. Subsidiary Indebtedness. Permit the Indebtedness of all Subsidiaries (excluding Indebtedness under capital leases incurred in connection with a sale leaseback transaction) to exceed (on a combined basis) 15% of Net Tangible Assets (the “Net Tangible Assets Test”); provided that, on and following the Closing Date until such time as the Borrower is in compliance with the Net Tangible Assets Test (without giving effect to clause (x) below), (x) any Indebtedness of Aetna and its Subsidiaries existing as of the Closing Date (but excluding any increase, refinancing or replacement thereof, in each case on and following the Closing Date (the “Aetna Existing Indebtedness”)) shall not be included as Indebtedness for purposes of this Section 7.01 and (y) the Indebtedness of all Subsidiaries (excluding the Aetna Existing Indebtedness and other Indebtedness under capital leases incurred in connection with a sale leaseback transaction) shall not at any time exceed $900,000,000 in the aggregate.

SECTION 7.02. Liens. Create, incur, assume or suffer to exist any Lien against or on any Property now owned or hereafter acquired by the Borrower or any of the Subsidiaries, or permit any of the Subsidiaries so to do, except any one or more of the following types of Liens: (a) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Internal Revenue Code), (b) Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, or to qualify to do business, maintain insurance or obtain other benefits, in each such case arising in the ordinary course of business, (c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’ or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted, (d) Liens for taxes, assessments, fees or governmental charges the payment of which is not required under Section 6.02 or Section 6.04, (e) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially impair its use for the operation of the business of the Borrower or such Subsidiary, (f) Liens on Property of the Subsidiaries under capital leases and Liens on Property (including on the capital stock or other equity interests) of the Subsidiaries acquired (whether as a result of purchase, capital lease, merger or other acquisition) and either existing on such Property when acquired, or created contemporaneously with or within 12 months of such acquisition to secure the payment or financing of the purchase price of such Property (including the construction, development, substantial repair, alteration or improvement thereof), and any renewals thereof, provided, that such Liens attach only to the Property so purchased or acquired (including any such construction, development, substantial repair, alteration or improvement thereof) and provided, further, that the Indebtedness secured by such Liens is permitted by Section 7.01, (g) statutory Liens in favor of lessors arising in connection with Property leased to the Borrower or any of the Subsidiaries, (h) Liens of attachments, judgments or awards against the Borrower or any of the Subsidiaries with respect to which an appeal or proceeding for review shall be pending or a stay of execution or bond shall have been obtained, or which are otherwise being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Borrower or such Subsidiary, (i) Liens securing Indebtedness of a Subsidiary to the Borrower or another Subsidiary, (j) Liens (other than Liens permitted by any of the foregoing clauses) arising in the ordinary course of its business which do not secure Indebtedness and do not, in the aggregate, materially detract from the value of the business of the Borrower and its Subsidiaries, taken as a whole, (k) Liens in favor of the United States of America, or any state thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute, and (l) additional Liens securing Indebtedness of the Borrower and the Subsidiaries in an aggregate outstanding Consolidated principal amount not exceeding 15% of Net Tangible Assets.

SECTION 7.03. Dispositions. Make any Disposition, or permit any of its Subsidiaries so to do, of all or substantially all of the assets of the Borrower and the Subsidiaries on a Consolidated basis.

SECTION 7.04. Merger or Consolidation, Etc. Consolidate with, be acquired by, or merge into or with any Person unless (x) immediately after giving effect thereto no Default shall or would exist and (y) either (i) the Borrower or (ii) a corporation organized and existing under the laws of one of the States of the United States of America shall be the survivor of such consolidation or merger, provided, that if the Borrower is not the survivor, the corporation which is the survivor shall expressly assume, pursuant to an instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, all obligations of the Borrower under the Loan Documents and the Administrative Agent shall have received such documents, opinions and certificates as it shall have reasonably requested in connection therewith.

SECTION 7.05. Acquisitions. Make any Acquisition, or permit any of the Subsidiaries so to do, except any one or more of the following: (a) Acquisitions by the Borrower or any of the Subsidiaries in connection with Intercompany Dispositions not prohibited by Section 7.03, (b) the Aetna Acquisition, and (c) Acquisitions by the Borrower or any of the Subsidiaries, provided, that immediately before and after giving effect to each such Acquisition made pursuant to this clause (c), no Event of Default shall or would exist.

SECTION 7.06. Restricted Payments. Make any Restricted Payment or permit any of the Subsidiaries so to do, except any one or more of the following Restricted Payments: (a) any direct or indirect Subsidiary may make dividends or other distributions to the Borrower or to any other direct or indirect Subsidiary or otherwise ratably with respect to its stock or other equity interests, and (b) the Borrower may make Restricted Payments, provided, that, in the case of this clause (b), immediately before and after giving effect thereto, no Event of Default shall or would exist.

SECTION 7.07. Limitation on Upstream Dividends by Subsidiaries. Permit or cause any of the Subsidiaries (other than any Insurance Subsidiary) to enter into or agree, or otherwise be or become subject, to any agreement, contract or other arrangement (other than this Agreement) with any Person (each a “Restrictive Agreement”) pursuant to the terms of which (a) such Subsidiary is or would be prohibited from declaring or paying any cash dividends on any class of its stock owned directly or indirectly by the Borrower or any of the other Subsidiaries or from making any other distribution on account of any class of any such stock (herein referred to as “Upstream Dividends”), or (b) the declaration or payment of Upstream Dividends by a Subsidiary to the Borrower or another Subsidiary, on an annual or cumulative basis, is or would be otherwise limited or restricted (“Dividend Restrictions”). Notwithstanding the foregoing, nothing in this Section 7.07 shall prohibit:

(a) Dividend Restrictions set forth in any Restrictive Agreement in effect on the date hereof and any extensions, refinancings, renewals or replacements thereof; provided, that the Dividend Restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Lenders than those Dividend Restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(b) Dividend Restrictions existing with respect to any Person acquired by the Borrower or any Subsidiary and existing at the time of such acquisition, which Dividend Restrictions are not applicable to any Person or the property or assets of any Person other than such Person or its property or assets acquired, and any extensions, refinancings, renewals or replacements of any of the foregoing; provided, that the Dividend Restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Lenders than those Dividend Restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(c) Dividend Restrictions consisting of customary net worth, leverage and other financial covenants, customary covenants regarding the merger of or sale of stock or assets of a Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing Indebtedness owed to the Borrower or any Subsidiary, in each case contained in, or required by, any agreement governing Indebtedness incurred by a Subsidiary in accordance with Section 7.01; or

(d) Dividend Restrictions contained in any other credit agreement so long as such Dividend Restrictions are no more restrictive than those contained in this Agreement (including Dividend Restrictions contained in the Existing 364-Day Credit Agreement, the Existing 2015 Credit Agreement, the Existing Five Year Credit Agreement, the Existing 2018 Credit Agreement and the Term Loan Agreement).

SECTION 7.08. Limitation on Negative Pledges. Enter into any agreement (other than (a) this Agreement, (b) any other credit agreement that is substantially similar to this Agreement, (c) purchase money financings or capital leases permitted by this Agreement (provided that any prohibition or limitation therein shall only be effective against the assets financed thereby), (d) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary, property or assets pending such Disposition, provided such restrictions and conditions apply only to such Subsidiary, property or assets, (e) restrictions and conditions contained in documentation relating to a Subsidiary in existence on and as of the Effective Date, (f) restrictions and conditions contained in documentation relating to a Subsidiary acquired after the Effective Date, provided that such restriction or condition (x) existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) applies only to such Subsidiary, and (g) customary provisions in joint venture agreements, leases, licenses and other contracts restricting or conditioning the assignment or encumbrance thereof, including, without limitation, licenses and sublicenses of patents, trademarks, copyrights and similar intellectual property rights) or permit any Subsidiary (other than any Insurance Subsidiary) so to do, which prohibits or limits the ability of the Borrower or such Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the obligations of the Borrower hereunder.

SECTION 7.09. Ratio of Consolidated Indebtedness to Total Capitalization. Permit its ratio of Consolidated Indebtedness to Total Capitalization at the end of any fiscal quarter to exceed 0.65:1.00; provided, that until the earlier of (x) the occurrence of the Closing Date and (y) the date that is 30 days following the termination of the Merger Agreement in accordance with its terms, solely for purposes of calculating compliance with this Section 7.09, Consolidated Indebtedness and Total Capitalization shall each be calculated exclusive of any Acquisition Indebtedness.

ARTICLE VIII

DEFAULT

SECTION 8.01. Events of Default. The following shall each constitute an “Event of Default” hereunder if such event shall have both (1) occurred on or after the Effective Date (or, in the case of clause (k) below, after the Closing Date) and (2) be continuing after the making and the funding of the Loans on the Closing Date:

(a) The failure of the Borrower to make any payment of principal on any Loan when due and payable; or

(b) The failure of the Borrower to make any payment of interest on any Loan or of any Fee on any date when due and payable and such default shall continue unremedied for a period of 5 Domestic Business Days after the same shall be due and payable; or

(c) The failure of the Borrower to observe or perform any covenant or agreement contained in Section 2.03, Section 6.01, or in Article VII; or

(d) The failure of the Borrower to observe or perform any other covenant or agreement contained in this Agreement, and such failure shall have continued unremedied for a period of 30 days after the Borrower shall have become aware of such failure; or

(e) Any representation or warranty of the Borrower (or of any of its officers on its behalf) made in any Loan Document, or made in any certificate or report or other document (other than an opinion of counsel) delivered on or after the date hereof in connection with any such Loan Document shall in any such case prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

(f) (i) Obligations in an aggregate Consolidated amount in excess of the Threshold Amount of the Borrower (other than its obligations hereunder and under the Notes) and the Subsidiaries, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness or any net liability under interest rate swap, collar, exchange or cap agreements, (A) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (B) shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of any such obligations shall have the right to declare the Indebtedness evidenced thereby due and payable prior to its stated maturity; or

(g) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h) The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) The Borrower or any Subsidiary shall (i) generally not be paying its debts as such debts become due or (ii) admit in writing its inability to pay its debts as they become due; or

(j) Judgments or decrees in an aggregate Consolidated amount in excess of the Threshold Amount against the Borrower and the Subsidiaries shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or

(k) After the Closing Date a Change of Control shall occur; or

(l) (i) Any Termination Event shall occur (x) with respect to any Pension Plan (other than a Multiemployer Plan) or (y) with respect to any other retirement plan subject to Section 302 of ERISA or Section 412 of the Internal Revenue Code, which plan, during the five year period prior to such Termination Event, was the responsibility in whole or in part of the Borrower, any Subsidiary or any ERISA Affiliate, provided, that this clause (y) shall only apply if, in connection with such Termination Event, it is reasonably likely that liability in an aggregate Consolidated amount in excess of the Threshold Amount will be imposed upon the Borrower; (ii) the failure to satisfy the minimum funding standards under Section 302 of ERISA or Section 412 of the Internal Revenue Code in an aggregate Consolidated amount in excess of the Threshold Amount shall exist with respect to any Pension Plan for which the Borrower has responsibility (other than that portion of a Multiemployer Plan’s Accumulated Funding Deficiency to the extent such Accumulated Funding Deficiency is attributable to employers other than Borrower); (iii) any Person shall engage in a Prohibited Transaction involving any Employee Benefit Plan in respect of which it is reasonably likely that liability in an aggregate Consolidated amount in excess of the Threshold Amount will be imposed upon the Borrower; (iv) the Borrower shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan (including a Multiemployer Plan) under Title IV of ERISA; (v) the imposition on the Borrower of any tax under Section 4980(B)(a) of the Internal Revenue Code; or (vi) the assessment of a civil penalty on the Borrower with respect to any Employee Benefit Plan under Section 502(c) of ERISA; in each case, to the extent such event or condition would have a Material Adverse effect. In determining the Consolidated amount for any purpose pursuant to this Section 8.01(l), the liabilities, funding amounts, taxes and penalties referenced in the foregoing clauses of this Section 8.01(l) shall include those of the Subsidiaries and ERISA Affiliates of the Borrower to the extent the Borrower is obligated to pay any such liabilities, funding amounts, taxes and penalties.

SECTION 8.02. Remedies.

(a) After the making and funding of all the Loans on the Closing Date and upon the occurrence of an Event of Default or at any time thereafter during the continuance of an Event of Default, the Administrative Agent, at the written request of the Required Lenders, shall notify the Borrower that the Loans and the Notes and all accrued and unpaid interest on any thereof and all other amounts owing under the Loan Documents have been declared immediately due and payable, provided, that upon the occurrence of an Event of Default under Section 8.01(g), (h) or (i) with respect to the Borrower after the making and funding of all the Loans on the Closing Date, all of the Loans and the Notes and all accrued and unpaid interest on any thereof and all other amounts owing under the Loan Documents shall become immediately due and payable without declaration or notice to the Borrower. To the fullest extent not prohibited by law, except for the notice provided for in the preceding sentence, the Borrower expressly waives any presentment, demand, protest, notice of protest or other notice of any kind in connection with the Loan Documents and its obligations thereunder. To the fullest extent not prohibited by law, the Borrower further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar law, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of the Loan Documents.

(b) In the event all of the Loans and the Notes shall have become or been declared to be due and payable pursuant to the provisions of this Section 8.02, the Administrative Agent and the Lenders agree, among themselves, that any funds received from or on behalf of the Borrower under any Loan Document by any Lender (except funds received by any Lender as a result of a purchase from such Lender pursuant to the provisions of Section 10.09(b)) shall be remitted to the Administrative Agent, and shall be applied by the Administrative Agent in payment of the Loans and the other obligations of the Borrower under the Loan Documents in the following manner and order: (1) first, to the payment or reimbursement of the Administrative Agent and the Lenders, in that order, for any fees, expenses or amounts due from the Borrower pursuant to the provisions of Section 10.05, (2) second, to the payment of the Fees, (3) third, to the payment of any other fees, expenses or amounts (other than the principal of and interest on the Loans and the Notes) payable by the Borrower to the Administrative Agent or any of the Lenders under the Loan Documents, (4) fourth, to the payment, pro rata according to the outstanding principal balance of the Loans of each Lender and the interest due on the Loans and (5) fifth, any remaining funds shall be paid to whosoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

(c) In the event that the Loans and the Notes shall have been declared due and payable pursuant to the provisions of this Section 8.02, the Administrative Agent upon the written request of the Required Lenders, shall proceed to enforce the rights of the holders of the Loans and the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents. In the event that the Administrative Agent shall fail or refuse so to proceed, each Lender shall be entitled to take such action as the Required Lenders shall deem appropriate to enforce its rights under the Loan Documents.

(d) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, from the date hereof to and including the earlier of (x) the Commitment Termination Date and (y) the making and funding of all the Loans on the Closing Date, and notwithstanding (i) that any representation was incorrect in any respect (excluding the Specified Representations and Target Representations constituting conditions under, and in accordance with, Section 5.02(h)(i) and Section 5.02(h)(ii)), (ii) any failure by the Borrower to comply with the provisions of Articles VI and VII (excluding compliance on the Closing Date with the provisions of Article VII that are express conditions to the Closing Date under Section 5.02(h)(iii)) or any other term of this Agreement or any other Loan Document, (iii) any provision to the contrary in any Loan Document or otherwise and/or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied (or waived), neither the Administrative Agent nor any Lender shall be entitled to: (a) cancel any of its Commitments, (b) rescind, terminate or cancel this Agreement or any of its Commitments or exercise any right or remedy hereunder or make or enforce any claim under the Loan Documents, (c) refuse to participate in the making and the funding of all of its Loans on the Closing Date, (d) exercise any right of set-off or counterclaim in respect of its Loan or (e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Documents; provided that the conditions set forth in Section 5.02 are satisfied (or waived by the Initial Arrangers in accordance with Section 10.01). Furthermore, from the Closing Date after giving effect to the making and funding of all the Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available if the Event of Default shall have occurred and shall be continuing at such time pursuant to Section 8.01 above notwithstanding that such rights and remedies were not available prior to such time as a result of the foregoing.

ARTICLE IX

ADMINISTRATIVE AGENT

SECTION 9.01. Appointment and Authority. Each Credit Party hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.06) are solely for the benefit of the Administrative Agent and the Credit Parties and the Borrower shall have no rights as a third party beneficiary or otherwise of any of such provisions.

SECTION 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any of its Subsidiaries or any other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03. Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any of its Subsidiaries or any Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Article VIII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accounting firms and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accounting firm or experts.

SECTION 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Credit Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to, so long as no Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Credit Parties, appoint a successor Administrative Agent meeting the qualifications set forth above, subject to, so long as no Default has occurred and is continuing, the consent of the

Borrower (such consent not to be unreasonably withheld or delayed); provided, that if the Administrative Agent shall notify the Borrower and the Credit Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Credit Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.07. Non-Reliance on Administrative Agent and Other Credit Parties. Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08. No Other Duties, Etc. Except as expressly set forth herein with respect to the Initial Arrangers, anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers and Joint Bookrunners or the Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

SECTION 9.09. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i) none of the Administrative Agent or the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or the Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent and the Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

OTHER PROVISIONS

SECTION 10.01. Amendments, Waivers, Etc. With the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents (which, for the avoidance of doubt, shall require the prior written consent of the Borrower) and, with the written consent of the Required Lenders and the Borrower, the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default and its consequences, provided, that no such amendment, supplement, modification, waiver or consent shall (i) increase the Commitment Amount of any Lender without the consent of such Lender (provided, that no waiver of a Default shall be deemed to constitute such an increase), (ii) extend the Commitment Termination Date without the consent of each Lender directly affected thereby, (iii) reduce the amount, or extend the time of payment, of the Fees without the consent of each Lender directly affected thereby, (iv) reduce the rate, or extend the time of payment of, interest on any Loan or any Note (other than the applicability of any post-default increase in such rate of interest) without the consent of each Lender directly affected thereby, (v) reduce the amount of, or extend the time of payment of, any payment of any principal on any Loan or any Note without the consent of each Lender directly affected thereby, (vi) decrease or forgive the principal amount of any Loan or any Note without the consent of each Lender directly affected thereby, (vii) consent to any assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document without the consent of each Lender, (viii) change the provisions of this Section 10.01 without the consent of each Lender, (ix) change the definition of Required Lenders without the consent of each Lender, (x) change the several nature of the obligations of the Lenders without the consent of each Lender, or (xi) change the sharing provisions among Lenders without the consent of each Lender directly affected thereby; provided, further, that the consent (not to be unreasonably withheld, delayed or conditioned) of the Initial Arrangers only shall be required for any waiver or amendment of any condition precedent set forth in Section 5.01 or Section 5.02. Notwithstanding the foregoing, in addition to the receipt of the prior written consents of the Borrower and the Required Lenders, no such amendment, supplement, modification, waiver or consent shall amend, modify or waive any provision of Article IX or otherwise change any of the rights or obligations of the Administrative Agent under any Loan Document without the written consent of the Administrative Agent. Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable Loan Document, the Lenders, the Administrative Agent and all future holders of the Loans and the Notes. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights under the Loan Documents, but any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon. Notwithstanding anything to the contrary in this Section 10.01, if the Administrative Agent and the Borrower shall have jointly identified an obvious error, ambiguity, defect, inconsistency, omission or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same (x) does not adversely affect the rights of any Lender or (y) is not objected to in writing by the Required Lenders to the Administrative Agent within five Domestic Business Days following receipt of notice thereof. Any amendment, waiver or consent effected in accordance with this Section 10.01 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 10.02. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

If to the Borrower:

CVS Health Corporation

One CVS Drive

Woonsocket, Rhode Island 02895
Attention:	Carol A. DeNale
Senior Vice President and Treasurer – Treasury Department
	Facsimile:	(401) 770-5768
	Telephone:	(401) 770-4407
Email:	carol.denale@cvshealth.com

with a copy, in the case of a notice of Default, to:

CVS Health Corporation
One CVS Drive
Woonsocket, Rhode Island 02895
Attention:	Tom Moffatt
Vice President, Assistant Secretary and Assistant General Counsel – Corporate Services
Facsimile:	(401) 216-3758
Telephone:	(401) 770-5409
Email:	thomas.moffatt@cvshealth.com

with a copy (in the case of a notice of Default and which shall not constitute notice under this Agreement or any other Loan Document for any purpose) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention:	Gus M. Atiyah
Facsimile:	(646) 848-5227
Telephone:	(212) 848-5227
Email:	gus.atiyah@shearman.com

If to the Administrative Agent:

for notices (other than Borrowing Requests):

Barclays Bank PLC
Bank Debt Management Group
745 Seventh Avenue
New York, New York 10019
Attention:	CVS Portfolio Manager: Peter Oberrender
Telephone:	(212) 526-6687
Email:	peter.oberrender@barclays.com

for payments and Borrowing Requests:

Barclays Bank PLC
Loan Operations
Attention:	Agency Services – CVS; Curt Wilson
Telephone:	(302) 286-1984
Email:	12145455230@tls.ldsprod.com

If to any Lender: to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

(b) Electronic Communications. Notices and other communications to the Credit Parties hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Credit Party pursuant to Article II or Section 3.03 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” or “read requested” function, as available, return email or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Domestic Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address. Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Lender, by notice to the Administrative Agent and the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt; provided, that any such notice or communication that is not received on a Domestic Business Day during the normal business hours of the recipient shall be deemed received at the opening of business on the next Domestic Business Day.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.04. Survival of Representations and Warranties. All representations and warranties made in the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

SECTION 10.05. Payment of Expenses; Indemnified Liabilities. The Borrower agrees, as soon as practicable following presentation of a statement or invoice therefor setting forth in reasonable detail the items thereof, and whether any Loan is made, (a) to pay or reimburse the Administrative Agent and its Affiliates for all their reasonable and documented out-of-pocket costs and expenses actually incurred in connection with the development, syndication, preparation and execution of, and any amendment, waiver, consent, supplement or modification to, the Loan Documents, any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, whether such Loan Documents or any such amendment, waiver, consent, supplement or modification to the Loan Documents or any documents prepared in connection therewith are executed and whether the transactions contemplated thereby are consummated, including the reasonable and documented out-of-pocket legal fees and disbursements, (b) to pay, indemnify, and hold the Administrative Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities and penalties with respect to, or resulting from any delay (other than penalties to the extent attributable to the negligence of the Administrative Agent or the Lenders, as the case may be, in failing to pay such fees, liabilities or penalties when due) which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or any documents prepared in connection therewith, and (c) to pay, reimburse, indemnify and hold each Indemnified Person harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of one counsel (but excluding the allocated cost of internal counsel) representing all of the Indemnified Persons, taken as a whole, and, if reasonably necessary, of a single local counsel for each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions), representing all of the Indemnified Persons, taken as a whole (and, in the case of any actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, a single local counsel for each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions), for each such affected Indemnified Person))) actually incurred with respect to the enforcement, performance of, and preservation of rights under, the Loan Documents (all the foregoing, collectively, the “Indemnified Liabilities”) and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment permitted under applicable law. Notwithstanding anything to the contrary contained in this Section 10.05, the foregoing payment, indemnification and reimbursement obligations will not, as to any Person identified in this Section 10.05, apply to any losses, claims, damages, liabilities and related expenses to the extent arising (A) from the willful misconduct, gross negligence, fraud or bad faith of such Person, (B) from a material breach of the obligations hereunder of such Person, (C) out of or in connection with Section 10.22, or (D) out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by any such Person against any such other Person (other than the Administrative Agent, in its capacity as such), in each case under clauses (A) and (B), to the extent determined by a final and non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 10.05 shall survive the termination of the Commitments and the payment of the Loans and the Notes and all other amounts payable under the Loan Documents. If any proceeding is instituted or threatened against any Indemnified Person (or its Related Parties) in respect of which indemnity may be sought hereunder, the Borrower shall be entitled to assume the defense thereof with counsel selected by the Borrower (which counsel shall be reasonably satisfactory to such Indemnified Person) and after notice from the Borrower to such Indemnified Person of the Borrower’s election so to assume the defense thereof, the Borrower will not be liable to such Indemnified Person hereunder for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, other than reasonable costs of investigation and such other expenses as have been approved in advance; provided, that (i) if counsel for such Indemnified Person determines in good faith that there is a conflict that requires separate representation for the Borrower and such Indemnified Person or that there may be legal defenses available to such Indemnified Person which are different from or in addition to those available to the Borrower or (ii) the Borrower fails to assume or proceed in a timely and reasonable manner with the defense of such action or fails to employ counsel reasonably satisfactory to such Indemnified Person in any such action, then in either such event, (A) such Indemnified Person shall be entitled to one primary counsel and, if necessary, one local counsel to represent such Indemnified Person and all other Indemnified Persons similarly situated (such counsels selected by the Joint Lead Arrangers), (B) the Borrower shall not, or shall not any longer, be entitled to assume the defense thereof on behalf of such Indemnified Person and (C) such Indemnified Person shall be entitled to indemnification for the expenses (including fees and expenses of such counsel) to the extent provided in this Section 10.05. Notwithstanding the foregoing, the Borrower shall not be liable for any settlement, compromise or consent to the entry of any judgment in any action or proceeding with respect to any investigation, litigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this Section 10.05 applies effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed, it being understood and agreed that the withholding or delaying of the Borrower’s consent in connection with a settlement, compromise or consent to the entry of any judgment in any action or proceeding which does not include an unconditional release of the Borrower and the Subsidiaries from all liability or claims that are the subject matter of such Proceeding or which includes a statement as to any admission of fault by or on behalf of the Borrower or any Subsidiary shall not be deemed unreasonable), but if settled with the Borrower’s prior written consent or if there is a final judgment for the plaintiff in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement, compromise or consent to the entry of any judgment in any action or proceeding in accordance with this Section 10.05. The Borrower shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (y) does not include any statement as to any admission of fault by or on behalf of such Indemnified Person. Notwithstanding the above, the Borrower shall have no liability under this Section 10.05 to indemnify or hold harmless any Indemnified Person for any losses, claims, damages, liabilities and related expenses relating to income or withholding Taxes or any Tax in lieu of such Taxes. Notwithstanding the foregoing, any amounts claimed by an Indemnified Person under Section 10.10 shall not be available to be claimed by such Indemnified Person under this Section 10.05, it being understood and agreed that the rights of an Indemnified Person under this Section 10.05 and Section 10.10 shall not be duplicative.

SECTION 10.06. Lending Offices. Each Lender shall have the right at any time and from time to time to transfer any Loan to a different office of such Lender, subject to Section 3.10.

SECTION 10.07. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 10.07, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 10.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Participants to the extent provided in clause (d) of this Seciton 10.07 and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement; provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment Amount and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section 10.07, the Commitment Amount or, if the Commitment of the assigning Lender is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.07 and, in addition:

(A) the consent of the Borrower (such consent, (1) in the Borrower’s sole discretion on or prior to the Closing Date or (2) not to be unreasonably withheld or delayed after the Closing Date) shall be required unless (x) an Event of Default under Sections 8.01(a), (b), (g), (h) or (i) has occurred and is continuing at the time of such assignment or (y) such assignment is to (1) a Lender, on or prior to the Closing Date, or (2) a Lender, an Affiliate of a Lender or an Approved Fund, after the Closing Date; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Parties. No such assignment shall be made to (A) the Borrower, any of its Subsidiaries or any of their respective Affiliates, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) any Disqualified Institution.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.06, Section 3.07, and Section 10.10 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.07.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans and other obligations pursuant to the terms hereof), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower, any of its Subsidiaries or any of their respective Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) all of such Lender’s obligations under this Agreement and the other Loan Documents shall remain in all respects unchanged, including, without limitation, its obligation to timely make and fund its Loans on the Closing Date, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, after the making and the funding of its Loans on the Closing Date, without the consent of the Participant, agree to any amendment, modification or waiver which requires the consent of all Lenders or all affected Lenders that directly affects such Participant. Subject to clause (e) of this Section 10.07, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.05, Section 3.06, Section 3.07 and Section 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09(a) as though it were a Lender, provided, that such Participant agrees to be subject to Section 10.09(b) as though it were a Lender. Each Lender that sells a participation with respect to a Commitment or Loan shall, solely for the purposes of complying with the rules regarding registered form in the Internal Revenue Code, act as a non-fiduciary agent of the Borrower, maintaining a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Commitment and/or Loan (each a “Participant Register”), and the entries in such Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall be required to disclose the existence of, or any of the information contained in, any Participant Register maintained by it to the Borrower or any other Person unless requested in writing by the Borrower, and only to the Internal Revenue Service to the extent such disclosure is required in order to comply with the rules requiring registered form pursuant to the Internal Revenue Code.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.06, Section 3.07 or Section 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.10(f) as though it were a Lender (it being understood that the documentation required under Section 3.10(f) shall be delivered to the participating Lender who shall deliver such documentation to the Borrower).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.08. Counterparts; Electronic Execution of Assignments.

(a) Counterparts. Each of the Loan Documents (other than the Notes) may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A set of the copies of this Agreement signed by all of the parties hereto shall be lodged with each of the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of any Loan Document by fax or other electronic means (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of such Loan Document.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.09. Set-off and Sharing of Payments.

(a) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default under Section 8.01(a) or Section 8.01(b) or upon the acceleration of the Loans, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to set-off and apply against any indebtedness or other liability of the Borrower to such Lender arising under the Loan Documents, any amount owing from such Lender to the Borrower. To the extent permitted by applicable law, the aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance of, service upon such Lender of, or notice to such Lender of, any petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after each such set-off and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Loans or its Notes in excess of its pro rata share (in accordance with the outstanding principal balance of all Loans) of payments then due and payable on account of the Loans and Notes received by all the Lenders, such Lender shall forthwith purchase, without recourse, for cash, from the other Lenders, such participations in their Loans and Notes as shall be necessary to cause such purchasing Lender to share the excess payment with each of them according to their pro rata share (in accordance with the outstanding principal balance of all Loans); provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s pro rata share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees, to the fullest extent permitted by law, that any Lender so purchasing a participation from another Lender pursuant to this Section 10.09 may exercise such rights to payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 10.10. Indemnity.

(a) The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees and disbursements of one counsel (but excluding the allocated cost of internal counsel) representing all of the Indemnified Persons, taken as a whole, and, if reasonably necessary, of a single local counsel for each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions), representing all of the Indemnified Persons, taken as a whole (and, in the case of any actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, a single local counsel for each applicable jurisdiction, for each such affected Indemnified Person)), actually incurred by any Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated hereby or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials in, on, under or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on statute, contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto. Notwithstanding anything to the contrary contained in this Section 10.10(a), the foregoing indemnity will not, as to any Indemnified Person, apply to any losses, claims, damages, liabilities and related expenses to the extent arising (A) from the willful misconduct, gross negligence, fraud or bad faith of such Indemnified Person, (B) from a material breach of the obligations hereunder of such Indemnified Person, (C) out of or in connection with Section 10.22, or (D) out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than the Administrative Agent, in its capacity as such), in each case under clauses (A) and (B), to the extent determined by a final and non-appealable judgment of a court of competent jurisdiction. If any proceeding is instituted or threatened against any Indemnified Person (or its Related Parties) in respect of which indemnity may be sought hereunder, the Borrower shall be entitled to assume the defense thereof with counsel selected by the Borrower (which counsel shall be reasonably satisfactory to such Indemnified Person) and after notice from the Borrower to such Indemnified Person of the Borrower’s election so to assume the defense thereof, the Borrower will not be liable to such Indemnified Person hereunder for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, other than reasonable costs of investigation and such other expenses as have been approved in advance; provided, that (i) if counsel for such Indemnified Person determines in good faith that there is a conflict that requires separate representation for the Borrower and such Indemnified Person or that there may be legal defenses available to such Indemnified Person which are different from or in addition to those available to the Borrower or (ii) the Borrower fails to assume or proceed in a timely and reasonable manner with the defense of such action or fails to employ counsel reasonably satisfactory to such Indemnified Person in any such action, then in either such event, (A) such Indemnified Person shall be entitled to one primary counsel and, if necessary, one local counsel to represent such Indemnified Person and all other Indemnified Persons similarly situated (such counsels selected by the Joint Lead Arrangers), (B) the Borrower shall not, or shall not any longer, be entitled to assume the defense thereof on behalf of such Indemnified Person and (C) such Indemnified Person shall be entitled to indemnification for the expenses (including fees and expenses of such counsel) to the extent provided in this Section 10.10. Notwithstanding the foregoing, the Borrower shall not be liable for any Proceeding to which the indemnity in this Section 10.10(a) applies effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed, it being understood and agreed that the withholding or delaying of the Borrower’s consent in connection with a settlement, compromise or consent to the entry of any judgment in any action or proceeding which does not include an unconditional release of the Borrower and the Subsidiaries from all liability or claims that are the subject matter of such Proceeding or which includes a statement as to any admission of fault by or on behalf of the Borrower or any Subsidiary shall not be deemed unreasonable), but if settled with the Borrower’s prior written consent or if there is a final judgment for the plaintiff in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement, compromise or consent to the entry of any judgment in any action or proceeding in accordance with this Section 10.10(a). The Borrower shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (y) does not include any statement as to any admission of fault by or on behalf of such Indemnified Person. Notwithstanding the above, the Borrower shall have no liability under this Section 10.10(a) to indemnify or hold harmless any Indemnified Person for any losses, claims, damages, liabilities and related expenses relating to income or withholding Taxes or any Tax in lieu of such Taxes. Notwithstanding the foregoing, any amounts claimed by an Indemnified Person under Section 10.05 shall not be available to be claimed by such Indemnified Person under this Section 10.10, it being understood and agreed that the rights of an Indemnified Person under this Section 10.10 and Section 10.05 shall not be duplicative.

(b) To the extent that the Borrower fails to pay as soon as practicable any amount required to be paid by it to the Administrative Agent under subsection (a) of this Section 10.10 (the “Indemnified Amount”), each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by (i) at any time when no Loans are outstanding, its pro rata portion of the Commitments, and (ii) at any time when Loans are outstanding (x) if the Commitments then exist, its pro rata portion of the Commitments or (y) if the Commitments have been terminated or otherwise no longer exist, the percentage equal to the fraction, (A) the numerator of which is the sum of such Lender’s Loans at such time and (B) the denominator of which is the Aggregate Loan Amount at such time (in each case determined as of the time that the applicable Indemnified Amount is sought), provided, that the Indemnified Amount was payable to the Administrative Agent in its capacity as such.

(c) The obligations of the Borrower and the Lenders under this Section 10.10 shall survive the termination of the Commitments and the payment of the Loans and the Notes and all other amounts payable under the Loan Documents.

(d) Notwithstanding any provision in this Agreement to the contrary, none of the Borrower, the Administrative Agent, the Lenders or any Affiliate of any of the foregoing will be responsible or liable to any Person or entity, on any theory of liability, for any indirect, special, punitive or consequential damages that may be alleged as a result of the Transactions or any other transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Loans; provided that nothing in this clause (d) shall limit the Borrower’s indemnity obligations set forth in this Agreement with respect to any indirect, punitive or consequential damages included in any third party claim in connection with which an Indemnified Person is entitled to indemnification hereunder. In addition to, and without limiting the immediately foregoing sentence, and to the extent permitted by applicable law, none of the parties hereto shall assert, and each party hereto hereby waives, any claim against the other parties hereto, on any theory of liability, for special, indirect, special, punitive or consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions, or any the other transactions contemplated hereby or any Loan or the use of the proceeds thereof; provided that nothing in this clause (d) shall limit the Borrower’s indemnity obligations set forth in this Agreement with respect to any indirect, punitive or consequential damages included in any third party claim in connection with which an Indemnified Person is otherwise entitled to indemnification hereunder.

SECTION 10.11. Governing Law. The Loan Documents and the rights and obligations of the parties thereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York; provided, that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of Target Material Adverse Effect and whether or not a Target Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Target Representations and whether as a result of any inaccuracy thereof the Borrower has the right to terminate the Borrower’s or its applicable Subsidiaries’ obligations under the Merger Agreement, or decline to close the Aetna Acquisition and (iii) the determination of whether the Aetna Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state; provided, however, to the extent that the Merger Agreement provides that any of the foregoing matters is governed exclusively by Pennsylvania Law (as defined in the Merger Agreement), such matter shall be governed by, and construed in accordance with, Pennsylvania Law (as defined in the Merger Agreement).

SECTION 10.12. Severability. Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

SECTION 10.13. Integration. All exhibits to the Loan Documents shall be deemed to be a part thereof. Each Loan Document embodies the entire agreement and understanding between or among the parties thereto with respect to the subject matter thereof and supersedes all prior agreements and understandings between or among the parties thereto with respect to the subject matter thereof.

SECTION 10.14. Treatment of Certain Information.

(a) Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided, that each Credit Party shall be responsible for its controlled Affiliates’ compliance in keeping the Information confidential, (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees to (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) to inform the Borrower promptly thereof prior to such disclosure to the extent practicable and not prohibited by law), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person agrees to (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) to inform the Borrower promptly thereof prior to such disclosure to the extent practicable and not prohibited by law), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.14, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (viii) with the prior written consent of the Borrower or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.14 or of any confidentiality obligations owing to the Borrower or its Affiliates or (2) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower not known to such Credit Party to be prohibited from disclosing such Information.

(b) For purposes of this Section 10.14, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Credit Party on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries.

SECTION 10.15. Acknowledgments. The Borrower acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents, (b) by virtue of the Loan Documents, the relationship among the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, is solely that of debtor and creditor, and (c) by virtue of the Loan Documents, no joint venture exists among the Lenders or among the Borrower and the Lenders.

SECTION 10.16. Consent to Jurisdiction. Each of the parties hereto irrevocably (a) submits to the exclusive jurisdiction of any New York State or Federal Court sitting in the City of New York, Borough of Manhattan, over any suit, action, proceeding, claim or counterclaim arising out of or relating to the Loan Documents, (b) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, proceeding, claim or counterclaim brought in such a court and any claim that any such suit, action, proceeding claim or counterclaim brought in such a court has been brought in an inconvenient forum, and (c) agrees that a final judgment in any such suit, action, proceeding claim or counterclaim brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

SECTION 10.17. Service of Process. The Borrower agrees that process may be served against it in any suit, action or proceeding referred to in Section 10.16 by sending the same by first class mail, return receipt requested or by overnight courier service, with receipt acknowledged, to the address of the Borrower set forth or referred to in Section 10.02. The Borrower agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

SECTION 10.18. No Limitation on Service or Suit. Nothing in the Loan Documents or any modification, waiver, or amendment thereto shall affect the right of the Administrative Agent or any Lender to serve process in any manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.

SECTION 10.19. WAIVER OF TRIAL BY JURY. EACH OF THE CREDIT PARTIES AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF ANY OF THE CREDIT PARTIES, OR COUNSEL TO ANY OF THE CREDIT PARTIES, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY OF THE CREDIT PARTIES WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT THE CREDIT PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION 10.19.

SECTION 10.20. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended from time to time) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

SECTION 10.21. No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Subsidiaries, on the one hand, and the Credit Parties, the Joint Lead Arrangers and Joint Bookrunners named on the cover page hereof, and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Credit Parties or such Joint Lead Arrangers and Joint Bookrunners, or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 10.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Balance of this Page is Intentionally Blank]

AS EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Agreement to be executed on its behalf.

CVS HEALTH CORPORATION

By:	/s/ Carol A. DeNale
Name: Carol A. DeNale
Title: Senior Vice President and Treasurer

[Signature Page to 364-Day Bridge Term Loan Agreement]

BARCLAYS BANK PLC, as the Administrative Agent and a Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to 364-Day Bridge Term Loan Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Aron Frey
Name: Aron Frey
Title: Vice President

[Signature Page to 364-Day Bridge Term Loan Agreement]

Bank of China, New York Branch, as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to 364-Day Bridge Term Loan Agreement]

The Bank of New York Mellon, as a Lender

By:	/s/ Clifford A. Mull
Name: Clifford A. Mull
Title: Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

Fifth Third Bank, as a Lender

By:	/s/ Matt Holbrook
Name: Matt Holbrook
Title: Managing Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

Guggenheim Life and Annuity Company, as a Lender

By:	/s/ Ellyn M. Nettleton
Name: Ellyn M. Nettleton
Title: Controller & Treasurer

[Signature Page to 364-Day Bridge Term Loan Agreement]

Industrial and Commercial Bank of China Limited, New York Branch, as a Lender

By:	/s/ Pinyen Shih
Name: Pinyen Shih
Title: Executive Director

By:	/s/ Hsiwei Chen
Name: Hsiwei Chen
Title: VP

[Signature Page to 364-Day Bridge Term Loan Agreement]

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Vanessa Chiu
Name: Vanessa Chiu
Title: Executive Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

KeyBank National Association, as a Lender

By:	/s/ Marianne T. Meil
Name: Marianne T. Meil
Title: Senior Vice President

[Signature Page to 364-Day Bridge Term Loan Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

[Signature Page to 364-Day Bridge Term Loan Agreement]

MUFG Bank, LTD., formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Kevin Wood
Name: Kevin Wood
Title: Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ John F Broeren
Name: John F Broeren
Title: Managing Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

Royal Bank of Canada, as a Lender

By:	/s/ Gordon MacArthur
Name: Gordon MacArthur
Title: Authorized Signatory

[Signature Page to 364-Day Bridge Term Loan Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Director

By:	/s/ Terence Corcoran
Name: Terence Corcoran
Title: Executive Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Toshitake Funaki
Name Toshitake Funaki
Title: Managing Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

SunTrust Bank, as a Lender

By:	/s/ Steve Curran
Name: Steve Curran
Title: Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

The Toronto-Dominion Bank New York Branch, as a Lender

By:	/s/ Annie Dorval
Name: Annie Dorval
Title: Authorized Signatory

[Signature Page to 364-Day Bridge Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joyce P. Dorsett
Name: Joyce P. Dorsett
Title: Senior Vice President

[Signature Page to 364-Day Bridge Term Loan Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Christopher M. Johnson
Name: Christopher M. Johnson
Title: Director

[Signature Page to 364-Day Bridge Term Loan Agreement]

SCHEDULE I

PRICING SCHEDULE

Pricing Level Debt Ratings (Moody’s or S&P)	Applicable Margin								Applicable Commitment Fee Rate
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Loans	Eurodollar Loans	ABR Loans	Eurodollar Loans	ABR Loans	Eurodollar Loans	ABR Loans	Eurodollar Loans
Pricing Level I ≥ A2/A	0.0 bps	87.5 bps	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	7.0 bps
Pricing Level II < A2/A and ≥ A3/A-	0.0 bps	100.0 bps	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	8.5 bps
Pricing Level III < A3/A- and ≥ Baa1/BBB+	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	10.0 bps
Pricing Level IV < Baa1/BBB+ and ≥ Baa2/BBB	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	12.5 bps
Pricing Level V < Baa2/BBB and ≥ Baa3/BBB-	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps	17.5 bps
Pricing Level VI ≤ Ba1/BB+	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps	150.0 bps	250.0 bps	25.0 bps

In the event of a split rating, each of the Applicable Margin and the Applicable Commitment Fee Rate will be determined by reference to the level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more levels apart, in which case the Applicable Margin and the Applicable Commitment Fee Rate will be determined by reference to the level in the grid that is one higher than the level in which the lower rating appears. In the event that Debt Ratings are not obtained, the pricing will be determined based on Pricing Level VI. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. Prior to the public announcement of Debt Ratings that give effect to the Transactions, each of the Applicable Margin and the Applicable Commitment Fee Rate will be determined by reference to Rating Level IV in the grid above.

Schedule I-1

EXHIBIT A

LIST OF COMMITMENTS

Lender	Commitment Amount
Barclays Bank PLC	$1,100,000,000.04
Goldman Sachs Bank USA	$250,000,000.00
Goldman Sachs Lending Partners LLC	$850,000,000.00
Bank of America, N.A	$495,000,000.00
JPMorgan Chase Bank, N.A.	$320,181,818.18
Wells Fargo Bank, N.A.	$320,181,818.18
MUFG Bank, Ltd.	$76,363,636.36
Mizuho Bank, Ltd.	$76,363,636.36
Royal Bank of Canada	$76,363,636.36
SunTrust Bank	$76,363,636.36
U.S. Bank National Association	$76,363,636.36
The Bank of New York Mellon	$76,363,636.36
Fifth Third Bank	$32,272,727.27
KeyBank National Association	$32,272,727.27
PNC Bank, National Association	$32,272,727.27
Banco Santander, S.A., New York Branch	$32,272,727.27
Sumitomo Mitsui Banking Corporation	$32,272,727.27
Bank of China, New York Branch	$12,000,000.00
Industrial and Commercial Bank of China, Limited, New York Branch	$12,000,000.00
The Toronto-Dominion Bank New York Branch	$12,000,000.00
Guggenheim Life and Annuity Company	$9,090,909.09

TOTAL	$4,000,000,000.00

A-1

EXHIBIT B

FORM OF NOTE

New York, New York	, 20

FOR VALUE RECEIVED, the undersigned, CVS HEALTH CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                          (the “Lender”) the outstanding principal balance of the Lender’s Loans, together with interest thereon, at the rate or rates, in the amounts and at the time or times set forth in the 364-Day Bridge Term Loan Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “364-Day Bridge Term Loan Agreement”), dated as of October 26, 2018, by and among the Borrower, the Lenders party thereto from time to time and Barclays Bank PLC, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), in each case at the office of the Administrative Agent located at 745 Seventh Avenue, New York, New York 10019, or at such other place as the Administrative Agent may specify in writing from time to time, in lawful money of the United States of America in immediately available funds.

Capitalized terms used herein that are not otherwise defined herein shall have the respective meanings ascribed thereto in the 364-Day Bridge Term Loan Agreement.

The Loans evidenced by this Note are prepayable in the amounts, and on the dates, set forth in the 364-Day Bridge Term Loan Agreement. This Note is one of the Notes under the 364-Day Bridge Term Loan Agreement, and is subject to, and shall be construed in accordance with, the provisions thereof, and is entitled to the benefits set forth in the Loan Documents.

The Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Lender may attach thereto (a) the date and amount of each Loan made by the Lender, (b) the Interest Period for each Loan (Eurodollar Loan only) made by the Lender, (c) the Type of Loan made by the Lender as one or more ABR Loans, one or more Eurodollar Loans, or a combination thereof, (d) the Eurodollar Rate applicable to each Loan (Eurodollar Loan only) made by the Lender and (e) the date and amount of each Conversion of each Loan made by the Lender, and each payment or prepayment of principal of each Loan made by the Lender. The failure to so record or any error in so recording shall not affect the obligation of the Borrower to repay the Loans, together with interest thereon, as provided in the 364-Day Bridge Term Loan Agreement.

Except as specifically otherwise provided in the 364-Day Bridge Term Loan Agreement, the Borrower hereby waives any presentment, demand, protest, notice of protest or other notice of any kind in connection with this Note and its obligations hereunder.

This Note will be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

B-2-1

This Note may only be amended by an instrument in writing executed pursuant to the provisions of Section 10.01 of the 364-Day Bridge Term Loan Agreement.

CVS HEALTH CORPORATION

By:
Name: [•]
Title: [•]

B-2-2

SCHEDULE TO NOTE

Date of Loan	Amount of Loan	Interest Period (If other than an ABR Loan)	Type of Loan (ABR or Eurodollar)	Interest Rate	Date and Amount of Conversion of Loan	Date and Amount of Principal Payment or Prepayment	Notation Made by

B-2-3

EXHIBIT C

FORM OF BORROWING REQUEST

[Date]

Barclays Bank PLC

Loan Operations

745 Seventh Avenue

New York, New York 10019

Attention:    Agency Services – CVS; Curt Wilson

Telephone:    (302) 286-1984

Email:    12145455230@tls.ldprod.com

Re:

364-Day Bridge Term Loan Agreement, dated as of October 26, 2018, by and among CVS Health Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time and Barclays Bank PLC, as Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “364-Day Bridge Term Loan Agreement”)

Capitalized terms used herein that are not otherwise defined herein shall have the respective meanings ascribed thereto in the 364-Day Bridge Term Loan Agreement.

Pursuant to Section 2.02 of the 364-Day Bridge Term Loan Agreement, the Borrower hereby gives notice of its intention to borrow Loans in the aggregate principal amount of $                 on             , which borrowing shall consist of the following:

Type (ABR Loan or Eurodollar Loan)	Principal Amount	Interest Period (Other than for ABR Loan)

The Borrower hereby instructs the Administrative Agent to deposit the proceeds of the Loans specified above in accordance with that certain flow of funds memorandum, to be dated on or about the Closing Date and to be executed and delivered by the Borrower to the Administrative Agent, and which flow of funds memorandum will be on file with the Administrative Agent.

[This Borrowing Request is conditioned upon the consummation of the Aetna Acquisition having occurred or occurring substantially concurrently with the making and the funding of the Loans being requested hereunder.]1

This Borrowing Request will be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

[1]	Borrower to elect in its sole discretion whether or not to include this sentence in the Borrowing Request.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN EVIDENCE of the foregoing, the undersigned has caused this Borrowing Request to be duly executed on its behalf.

CVS HEALTH CORPORATION

By:
Name: [•]
Title: [•]

EXHIBIT D-1

FORM OF OPINION OF COUNSEL TO THE BORROWER

October 26, 2018

The Lenders and the Administrative Agent referred to below

c/o Barclays Bank PLC, as Administrative Agent

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

I am an assistant general counsel of CVS Health Corporation, a Delaware corporation (the “Borrower”), and have acted as such in connection with the 364-Day Bridge Term Loan Agreement, dated as of the date hereof (the “364-Day Bridge Term Loan Agreement”), by and among the Borrower, the lenders party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the 364-Day Bridge Term Loan Agreement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. In rendering my opinions set forth below, I have assumed (i) the due authorization, execution and delivery by all parties thereto (other than the Borrower) of the 364-Day Bridge Term Loan Agreement, (ii) the genuineness of all signatures, (iii) the legal capacity of natural persons, (iv) the authenticity of all documents submitted to me as originals, and (v) the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that:

1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Borrower has all requisite corporate power and authority to own its Property and to carry on its business as now conducted.

2. The Borrower is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases real Property or in which the nature of its business requires it to be so qualified (except those jurisdictions where the failure to be so qualified or to be in good standing could not reasonably be expected to have a Material Adverse effect).

3. The execution, delivery and performance by the Borrower of the 364-Day Bridge Term Loan Agreement are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Borrower.

D-1

4. The execution, delivery and performance by the Borrower of the 364-Day Bridge Term Loan Agreement do not require any action or approval on the part of the shareholders of the Borrower or any action by or in respect of, or filing with, any governmental body, agency or official under United States federal law or the Delaware General Corporation Law, and do not contravene, or constitute a default under, any provision of (i) United States federal law or the Delaware General Corporation Law, (ii) the Certificate of Incorporation or the bylaws of the Borrower, or (iii) any existing material mortgage, material indenture, material contract or material agreement, in each case binding on the Borrower or any Subsidiary or affecting the Property of the Borrower or any Subsidiary.

5. The 364-Day Bridge Term Loan Agreement delivered by the Borrower on or prior to the date hereof has been duly executed and delivered by the Borrower.

6. The Borrower is not an “investment company” (as such term is defined in the United States Investment Company Act of 1940, as amended).

7. To the best of my knowledge, there are no actions, suits, arbitration proceedings or claims (whether purportedly on behalf of the Borrower, any Subsidiary or otherwise) pending or threatened against the Borrower or any Subsidiary or any of their respective Properties, or maintained by the Borrower or any Subsidiary, at law or in equity, before any Governmental Authority which could reasonably be expected to have a Material Adverse effect. To the best of my knowledge, there are no proceedings pending or threatened against the Borrower or any Subsidiary which call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document.

8. To the best of my knowledge, the Borrower is not in default under any agreement to which it is a party or by which it or any of its Property is bound the effect of which could reasonably be expected to have a Material Adverse effect.

9. To the best of my knowledge, no provision of any judgment, decree or order, in each case binding on the Borrower or any Subsidiary or affecting the Property of the Borrower or any Subsidiary conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance by the Borrower of the terms of, any Loan Document.

I am a member of the bar of the Commonwealth of Massachusetts and the foregoing opinion is limited to the laws of the Commonwealth of Massachusetts, the federal law of the United States of America and the Delaware General Corporation Law.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without my prior written consent.

D-1-2

EXHIBIT D-2

FORM OF OPINION OF

SHEARMAN & STERLING LLP, COUNSEL TO THE BORROWER

October 26, 2018

To the Persons listed in Schedule A

CVS Health Corporation

Ladies and Gentlemen:

We have acted as counsel to CVS Health Corporation, a Delaware corporation (the “Company”), in connection with the preparation, execution and delivery of the 364-Day Bridge Term Loan Agreement, dated as of the date hereof (the “364-Day Bridge Term Loan Agreement”), among the Company, the lenders party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”). This opinion is furnished to you pursuant to Section 5.01(f)(ii) of the 364-Day Bridge Term Loan Agreement. Unless otherwise defined herein, terms defined in the 364-Day Bridge Term Loan Agreement are used herein as therein defined.

In that connection, we have reviewed an original or a copy of the 364-Day Bridge Term Loan Agreement.

We have also reviewed the following:

(i) The originals or copies of the agreements that are listed in Schedule B.

(ii) The originals or copies of such other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the 364-Day Bridge Term Loan Agreement and other documents, we have assumed:

(A) The genuineness of all signatures.

(B) The authenticity of the originals of the documents submitted to us.

(C) The conformity to authentic originals of any documents submitted to us as copies.

(D) As to matters of fact, the truthfulness of the representations made in the 364-Day Bridge Term Loan Agreement.

(E) That the 364-Day Bridge Term Loan Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(F) That:

(1) The Company is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware.

D-2-1

(2) The Company has full power to execute, deliver and perform, and has duly executed and delivered, the 364-Day Bridge Term Loan Agreement.

(3) The execution, delivery and performance by the Company of the 364-Day Bridge Term Loan Agreement have been duly authorized by all necessary action (corporate or otherwise) and do not:

(a) contravene its certificate of incorporation or by-laws;

(b) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(c) result in any conflict with or breach of any agreement or document binding on it (other than the agreements specified in Schedule B).

(4) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of the 364-Day Bridge Term Loan Agreement or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(5) There are no agreements (written or unwritten) or understandings or other facts or circumstances (including any course of dealing) between or among the parties to any of the agreements listed in Schedule B that would expand, modify or otherwise affect (or purport to expand, modify or otherwise affect) the terms of any of the agreements listed in Schedule B or the respective rights or obligations of the parties thereunder.

(6) The Borrower is not required to register as an investment company under the Investment Company Act of 1940, as amended.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the 364-Day Bridge Term Loan Agreement or the transactions governed by the 364-Day Bridge Term Loan Agreement. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include the Commodity Exchange Act, as amended, and the rules and regulations thereunder and does not include any law, rule or regulation that is applicable to the Company, the 364-Day Bridge Term Loan Agreement or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the 364-Day Bridge Term Loan Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. The execution and delivery by the Company of the 364-Day Bridge Term Loan Agreement do not, and the performance by the Company of its obligations thereunder and the borrowings thereunder will not, result in a violation of Generally Applicable Law.

2. No authorization, approval or other action by, and no notice to or filing with, any United States federal or New York governmental authority or regulatory body, is required for the due execution, delivery or performance by the Company of the 364-Day Bridge Term Loan Agreement.

3. The 364-Day Bridge Term Loan Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

D-2-2

4. The execution and delivery by the Company of the 364-Day Bridge Term Loan Agreement do not, and the performance by the Company of its obligations thereunder will not, (a) result in a violation of Regulations U or X of the Board of Governors of the Federal Reserve System, or (b) result in a breach of any agreement listed in Schedule B.

Our opinions expressed above are subject to the following qualifications:

(a) Our opinion in paragraph 3 is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinion in paragraph 3 is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We express no opinion with respect to Section 10.09 of the 364-Day Bridge Term Loan Agreement to the extent that such Section (or such similar provisions) permit set-off to be made without notice.

(d) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the 364-Day Bridge Term Loan Agreement to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws or acts of gross negligence or willful misconduct.

(e) We express no opinion with respect to Section 10.16 of the 364-Day Bridge Term Loan Agreement to the extent that such Section (i) contains a waiver of any objections based on inappropriate venue or forum non conveniens in any Federal courts of the United States, (ii) implies that a Federal court of the United States has subject matter jurisdiction, or (iii) purports to grant any court exclusive jurisdiction.

(f) We express no opinion with respect to the effect of Section 10.22 of the 364-Day Bridge Term Loan Agreement or any Bail-In Action.

(g) We express no opinion with respect to the accuracy or operation of any arithmetical or statistical formulas or calculations contained in the 364-Day Bridge Term Loan Agreement or any of the agreements listed in Schedule B.

(h) Our opinions are limited to (i) Generally Applicable Law, and (ii) in the case of our opinion in paragraph 4(a) above, Regulations U and X of the Board of Governors of the Federal Reserve System, and we do not express any opinion herein concerning any other law.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the 364-Day Bridge Term Loan Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the 364-Day Bridge Term Loan Agreement. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

D-2-3

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

D-2-4

SCHEDULE A

Barclays Bank PLC, as Administrative Agent

The Lenders party to the 364-Day Bridge Term Loan Agreement (referred to in the foregoing opinion letter) on the date hereof

D-2-5

SCHEDULE B

1.

Term Loan Agreement, dated as of December 15, 2017, by and among the Company, the lenders party thereto and Barclays Bank PLC, as administrative agent, as amended by Amendment No. 1 to Term Loan Agreement, dated as of May 17, 2018

2.	Five Year Credit Agreement, dated as of May 17, 2018, by and among the Company, the lenders party thereto and The Bank of New York Mellon, as administrative agent

3.

Credit Agreement, dated as of July 1, 2015, by and among the Company, the lenders party thereto and The Bank of New York Mellon, as administrative agent, as amended by Amendment No. 1 to Credit Agreement, dated as of December 15, 2017 and Amendment No. 2 to Credit Agreement, dated as of May 17, 2018

4.

Five Year Credit Agreement, dated as of May 18, 2017, by and among the Company, the lenders party thereto and The Bank of New York Mellon, as administrative agent, as amended by Amendment No. 1 to Five Year Credit Agreement, dated as of December 15, 2017 and Amendment No. 2 to Five Year Credit Agreement, dated as of May 17, 2018

5.	364-Day Credit Agreement, dated as of May 17, 2018, by and among the Company, the lenders party thereto and The Bank of New York Mellon, as administrative agent

6.	Senior Indenture, dated as of August 15, 2006, by and between the Company, as issuer, and The Bank of New York Trust Company, N.A., as trustee

7.	Indenture, dated as of November 21, 2014, by and among Omnicare, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as trustee

8.

First Supplemental Indenture, dated as of November 21, 2014, by and among Omnicare, Inc., each of the guarantors named therein and U.S. Bank National Association, as trustee, to the Indenture dated as of November 21, 2014

9.

Second Supplemental Indenture, dated as of November 21, 2014, by and among Omnicare, Inc., each of the guarantors named therein and U.S. Bank National Association, as trustee, to the Indenture dated as of November 21, 2014

10.	Third Supplemental Indenture, dated as of October 8, 2015, by and between Omnicare, Inc. and U.S. Bank National Association, as trustee, to the Indenture dated as of November 21, 2014

11.	Fourth Supplemental Indenture, dated as of October 8, 2015, by and between Omnicare, Inc. and U.S. Bank National Association, as trustee, to the Indenture dated as of November 21, 2014

D-2-6

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the 364-Day Bridge Term Loan Agreement identified below (the “364-Day Bridge Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the 364-Day Bridge Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the 364-Day Bridge Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the 364-Day Bridge Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

Assignor [is] [is not][6] a Defaulting Lender.

2.	Assignee[s]:

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[6]	Delete inapplicable item.

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3. Borrower: CVS Health Corporation, a Delaware corporation.

4. Administrative Agent: Barclays Bank PLC, as the administrative agent under the 364-Day Bridge Term Loan Agreement

5. 364-Day Bridge Term Loan Agreement: The 364-Day Bridge Term Loan Agreement, dated as of October 26, 2018, among the Borrower, the Lenders parties thereto from time to time and the Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

6. Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Commitment/ Loans Assigned	Aggregate Amount of Commitment/ Loans for all Lenders[9]		Amount of Commitment/ Loans Assigned		Percentage Assigned of Commitment/ Loans[10]		CUSIP Number (if applicable)
			$	_____________	$	_____________	________	%
			$	_____________	$	_____________	________	%
			$	_____________	$	_____________	________	%

[7. Trade Date:              , 20    ]11

[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE][13]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[12]	Add additional signature blocks as needed.
[13]	Add additional signature blocks as needed.

[Consented to and][14] Accepted:

[BARCLAYS BANK PLC], as Administrative Agent

By:

Title:

[Consented to:][15]

CVS HEALTH CORPORATION

By:

Title:

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the 364-Day Bridge Term Loan Agreement.
[15]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the 364-Day Bridge Term Loan Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not]16 a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the 364-Day Bridge Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the 364-Day Bridge Term Loan Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.07(b)(iii), 10.07(b)(v) and 10.07(b)(vi) of the 364-Day Bridge Term Loan Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the 364-Day Bridge Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the 364-Day Bridge Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the 364-Day Bridge Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.07 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) it has delivered to the Borrower and the Administrative Agent any documentation required to be delivered by it pursuant to Section 3.10(f) of the 364-Day Bridge Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means (e.g.,

[16]	Delete if inapplicable or remove brackets.

“.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

Of

CVS HEALTH CORPORATION

AND ITS SUBSIDIARIES

[Date]

Pursuant to Section 5.02(i)(ii) of the 364-Day Bridge Term Loan Agreement, dated as of October 26, 2018 (the “364-Day Bridge Term Loan Agreement”), by and among CVS Health Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time and Barclays Bank PLC, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) the undersigned hereby certifies, solely in such undersigned’s capacity as [Insert title of Authorized Officer] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the 364-Day Bridge Term Loan Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.

The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

c.

The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

d.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the 364-Day Bridge Term Loan Agreement.

[Signature Page Follows]

F-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [Insert title of Authorized Officer] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

CVS HEALTH CORPORATION

By:
Name: [•]
Title: [•]

F-2